Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

HESS CORPORATION,

as Seller

AND

SANCHEZ ENERGY CORPORATION,

as Buyer

Dated March 18, 2013

EAGLE FORD ASSETS SALE

DIMMIT, FRIO, LASALLE AND ZAVALA COUNTIES,

TEXAS

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TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

List of Exhibits
Exhibit A	Leases
Exhibit A-1	Target Formation Log
Exhibit A-2	Expiring Leases
Exhibit A-3	Alexander Ranch
Exhibit B	Wells
Exhibit C	Equipment
Exhibit D	Surface Contracts
Exhibit E	Excluded Assets
Exhibit F	Form of Assignment
Exhibit G	Form of Assignment of Dilley Office Lease
Exhibit H	Form of Specified Contracts Assignment and Assumption
Exhibit I	Form of Affidavit of Non-Foreign Status
Exhibit J	Form of Transition Services Agreement

List of Schedules
Schedule 1.1(a)	Buyer’s Knowledge Representatives
Schedule 1.1(b)	Seller’s Knowledge Representatives
Schedule 1.1(c)	Specified Contracts
Schedule 1.1(d)	Master Service Agreements
Schedule 1.1(e)	Specified Consents
Schedule 1.1(f)	Hess Blanket Agreements; Blanket Agreement Transaction Confirmations
Schedule 1.1(g)	Certain Purchase Price Adjustments
Schedule 2.3	Allocated Values
Schedule 6.3	Conflicts
Schedule 6.5	Consents
Schedule 6.6	Preferential Rights
Schedule 6.9	Litigation
Schedule 6.10(a)	Material Agreements
Schedule 6.10(b)	Material Agreement Matters
Schedule 6.10(d)	Seismic & Geophysical Agreements
Schedule 6.10(e)	Blanket Agreement Confirmation Matters
Schedule 6.11	AFEs
Schedule 6.12	Taxes
Schedule 6.14	Compliance with Laws and Governmental Authorizations
Schedule 6.15	Environmental Matters
Schedule 6.18	Bonds and Credit Support
Schedule 6.19	Suspense Funds
Schedule 6.20	Imbalances
Schedule 6.21	Insurance
Schedule 6.22	Royalties
Schedule 6.23	Non-Consent Operations
Schedule 6.24	Compliance with Leases Matters
Schedule 6.26	Alexander Ranch Units
Schedule 6.27	No Material Adverse Change
Schedule 6.28	Prepaid Expenses
Schedule 8.1	Conduct of Business
Schedule 8.3(d)	Available Employees

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), is dated as of the 18th day of March, 2013 (the “Execution Date”), by and between Hess Corporation, a Delaware corporation, (“Seller”), and Sanchez Energy Corporation, a Delaware corporation, (“Buyer”).  Buyer and Seller are collectively referred to herein as the “Parties” and individually as, a “Party”.

RECITALS

WHEREAS, Seller owns certain oil and gas interests and associated assets located in Dimmit County, Frio County, LaSalle County and Zavala County, Texas (collectively, as more fully defined in Section 1.1, the “Assets”); and

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Assets upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1
DEFINITIONS AND REFERENCES

1.1          Certain Defined Terms.  Capitalized terms used herein and not otherwise defined herein have the respective meanings assigned to them in this Section 1.1:

“AAA” means the American Arbitration Association.

“Access Period” has the meaning set forth in Section 8.3(g).

“Accounting Expert” has the meaning set forth in Section 13.1(b).

“AFE” has the meaning set forth in Section 6.11.

“Affected Asset” has the meaning set forth in Section 4.4(b)(1).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Aggregate Defect Deductible” means 3% of the unadjusted Purchase Price.

“Agreement” has the meaning set forth in the Preamble and shall include all of the Exhibits and Schedules hereto.

“Alexander Ranch” means the area located in LaSalle County, Texas and demarcated in black on the plat attached hereto as Exhibit A-3.

“Allocated Value” has the meaning set forth in Section 2.3(a).

“Applicable Contracts” means those Contracts to which Seller is a party or is bound and that will be binding on Buyer or any of the Assets following Closing, including the master service agreements listed on Schedule 1.1(d); provided, however, that such Contracts shall be considered “Applicable Contracts” to the extent, and only to the extent, such Contracts relate to the Assets.  For the avoidance of doubt, no Excluded Asset shall be an “Applicable Contract”.

“Asset Taxes” means all ad valorem, property, production, excise, severance and all other similar Taxes assessed against the Assets or based on or measured by the value or ownership of the Assets, or the production of Hydrocarbons or the receipt of proceeds therefrom (but, for the avoidance of doubt, shall not include income, franchise or similar Taxes or Subject Transfer Taxes).

“Assets” means all of Seller’s right, title and interest in and to the following (but specifically excluding the Excluded Assets):

(a)           (1) those oil, gas and mineral leases and fee mineral interests described in Exhibit A (collectively, the “Leases”), including all leasehold estates, royalty interests, overriding royalty interests, net profits interests, or similar interests associated with such oil, gas and mineral leases and fee mineral interests and (2) the lands covered by the Leases and, to the extent and only to the extent of the subsurface depths so pooled, communitized or unitized, all lands pooled, communitized or unitized with the lands covered by the Leases (collectively, the “Lands”);

(b)           the Hydrocarbons under the Lands and that may be produced and saved under or otherwise be allocated or attributed to the Lands;

(c)           the oil, gas, water, injection or disposal wells located on the Lands, whether producing, shut-in, or temporarily or permanently abandoned, including those described in Exhibit B (the “Wells” and, together with the Leases and Lands, the “Properties”);

(d)           all equipment, machinery, fixtures and other tangible personal property and improvements located on the Lands or primarily used or primarily held for use (whether on or off the Lands) in connection with the operation of the Properties or the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons attributable thereto, including any tanks, boilers, buildings, fixtures, injection facilities, saltwater disposal facilities, compression facilities, pumping units and engines, flow lines, pipelines, gathering systems, gas and oil treating facilities, machinery, roads, and other appurtenances, improvements and facilities, including those described in Exhibit C (all of the foregoing, excluding the Wells, collectively “Equipment”);

(e)           all surface leases, rights-of-way, licenses, easements and other surface rights agreements primarily used or primarily held for use in connection with the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons or produced water from the Properties, including those described in Exhibit D (collectively, the “Surface Contracts”);

(f)            to the extent assignable, all Governmental Authorizations primarily used or primarily held for use in connection with the production, gathering, treatment, processing, storage, sale, disposal and other handling of Hydrocarbons or produced water from the Properties;

(g)           all existing and effective Applicable Contracts, including purchase contracts, joint operating agreements, exploration agreements, development agreements, unitization agreements, unit operating agreements, balancing agreements, farm-out agreements, drilling contracts, service agreements, transportation, processing, treatment or gathering agreements, equipment leases, other leases of personal property and other contracts, agreements and instruments;

(h)           to the extent assignable without the payment of fees or other penalties, unless Buyer has agreed in writing to pay the same, all geophysical and other seismic and related technical data and information primarily relating to the Properties;

(i)            originals (to the extent in Seller’s possession) or legible copies of all files, records, and data relating to the Assets described in clauses (a) through (f) above, which records shall include: lease records; well records; division order records; well files; title records (including abstracts of title, title opinions and memoranda, and title curative documents); engineering records; geological and geophysical data (including seismic data) and all technical evaluations, interpretive data and technical data and information relating to the other Assets; maps; production records; electric logs; core data; pressure data; decline curves and graphical production curves; reserve reports; environmental reports and records; appraisals, joint interest billing decks and other partner details, lease operating statements and Asset Tax records; provided, however, that (1) those items referenced above in this sub-section (i) that are subject to a valid legal privilege or to disclosure restrictions owing by Seller to a Third Party, (2) those items referenced above in this sub-section (i) that are not transferable without payment of additional consideration (and Buyer has not agreed in writing to pay such additional consideration), and (3) all e-mails and other electronic files on Seller’s servers and networks relating to the foregoing items referenced in this sub-section (i) in each case, shall be excluded (the foregoing items, taking into account the exclusions listed above, collectively, the “Records”);

(j)            that certain Lease Agreement, dated effective April 1, 2012 and that certain Lease Agreement, dated effective August 25, 2011, in each case, by and between Darla and Billy Hiner of Hiner Ranches and Seller (collectively, the “Dilley Office Lease”); and

(k)           the Control Systems.

“Assignment” has the meaning set forth in Section 12.3(a).

“Assumed Liabilities” has the meaning set forth in Section 14.1.

“Available Employees” has the meaning set forth in Section 8.3(d).

“Blanket Agreement Confirmations” means those transaction confirmations, work orders and similar agreements set forth on Part II of Schedule 1.1(f) that are governed by the Hess Blanket Agreements.

“Blanket Agreement Counterparties” has the meaning set forth in Section 8.3(i).

“Business Day” means a day other than a Saturday, Sunday or a day on which commercial banks in Houston, Texas are authorized or required by applicable Law to be closed for business.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 14.2(a).

“Buyer Taxes” means (a) all Subject Transfer Taxes, (b) all Taxes (other than Asset Taxes) imposed on or asserted against Buyer in respect of its business for any taxable period or portion thereof, and (c) all Asset Taxes for any taxable period or portion thereof on and after the Effective Time.

“Buyer Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals payable by Buyer in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement.

“Buyer’s Auditors” has the meaning set forth in Section 8.3(g).

“Buyer’s Knowledge” means the actual knowledge, without any obligation of investigation or inquiry, of those Persons listed on Schedule 1.1(a).

“Calculated Gas Price” means (a) the arithmetic average of the daily published price for each day in the month as published in Gas Daily (now published by McGraw Hill, Inc.) in the table titled “Daily Price Survey,” in the Midpoint column under the section titled “East-Houston-Katy” for “Houston Ship Channel”, minus (b) $0.10.

“Cap” has the meaning set forth in Section 14.2(c)(2).

“Casualty Loss” has the meaning set forth in Section 8.3(b).

“Claim” means any claim, demand, cause of action, petition or similar notice.

“Claim Notice” has the meaning set forth in Section 14.3(a).

“Closing” has the meaning set forth in Section 12.1.

“Closing Amount” means the Preliminary Purchase Price, less the Performance Deposit.

“Closing Date” has the meaning set forth in Section 12.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Condition” has the meaning set forth in Section 5.1(a).

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated November 13, 2012, by and between Seller and Buyer.

“Consent” has the meaning set forth in Section 6.5.

“Contract” means any written or oral contract or agreement, including farm-in and farm-out agreements; participation, exploration and development agreements; drilling contracts and service agreements; crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; joint operating agreements; balancing agreements; unitization agreements; unit operating agreements; processing agreements; facilities or equipment leases; office leases (including the Dilley Office Lease); and other similar Contracts, but excluding, however, master service agreements and any other blanket contracts (other than such agreements or contracts listed on Schedule 1.1(d)), the Surface Contracts, the Leases and any other instrument creating or evidencing any real property included in Assets.

“Control Systems” means equipment, software licenses, communication equipment, computer hardware, computer software, servers, networks, network connections, Distributed Control System (DCS) equipment, Programmable Logic Controllers (PLC) and other associated equipment, to the extent, and only to the extent, the same are used primarily as part of the process control and safety system of the production facilities included in the Assets, including, for the avoidance of doubt, SCADA systems and the supporting equipment required to operate SCADA systems, but excluding any licenses required to be obtained from any Governmental Entity for the operation of any of the foregoing or any software proprietary to Seller or its Affiliates being used with the Control Systems.

“Cure Period” has the meaning set forth in Section 4.2(i).

“Customary Post-Closing Consents” means the consents and approvals from Governmental Entities for the assignment of the Assets to another Person that are customarily obtained after the assignment of properties similar to the Assets.

“Deductible” has the meaning set forth in Section 14.2(c)(1).

“Defect Notice Date” means 5:00 p.m. Houston, Texas time on May 17, 2013.

“Defensible Title” has the meaning set forth in Section 4.1(b).

“Deposit Interest Rate” means the lesser of (a) 0.72% per annum and (b) the maximum rate allowed by applicable Law.

“Dilley Office Lease” has the meaning set forth in Section 1.1 under the defined term “Assets”.

“Dispute” means any dispute, claim or controversy of any kind or nature related to, arising under, or connected with this Agreement or the transactions contemplated hereby (including disputes as to the creation, validity, interpretation, breach or termination of this Agreement).

“DOJ” means the U.S. Department of Justice.

“Due Diligence Period” has the meaning set forth in Section 3.1.

“Due Diligence Review” has the meaning set forth in Section 3.1.

“Effective Time” means March 1, 2013, at 12:01 a.m. local time where the Assets are located.

“Employees” shall mean all employees of Seller or any of its Affiliates (whether employed now or in the past), with respect to their period of employment (or their hiring or termination of employment) by Seller or any such Affiliate.

“Employee Benefit Plans” shall mean any employee pension benefit plan, as defined in Section 3(2) of ERISA, any employee welfare benefit plan as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as any stock bonus, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan, deferred compensation plan and any bonus or incentive compensation plan.

“Environment” has the meaning set forth in Section 5.1(b).

“Environmental Adjustment Amount” has the meaning set forth in Section 5.3(c).

“Environmental Assessment” has the meaning set forth in Section 3.3(a).

“Environmental Defect” has the meaning set forth in Section 5.1(c).

“Environmental Defect Expert” has the meaning set forth in Section 5.3(f)(1).

“Environmental Defect Notice” has the meaning set forth in Section 5.3(a).

“Environmental Defect Property” has the meaning set forth in Section 5.3(a).

“Environmental Defect Value” has the meaning set forth in Section 5.3(a).

“Environmental Disputed Matters” has the meaning set forth in Section 5.3(f).

“Environmental Dispute Notice” has the meaning set forth in Section 5.3(f).

“Environmental Law” has the meaning set forth in Section 5.1(d).

“Environmental Liabilities” has the meaning set forth in Section 5.1(e).

“Equipment” has the meaning set forth in Section 1.1 under the defined term “Assets”.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Liability” shall mean any Loss attributable to or arising out of (a) Seller’s or its Affiliates’ employment relationship with the Employees prior to Closing, (b) Seller’s or its Affiliates’ Employee Benefit Plans applicable to the Employees and (c) Seller’s or its Affiliates’ responsibilities under ERISA respecting Employee Benefit Plans applicable to the Employees.

“Event” has the meaning set forth in Section 1.1 under the defined term “Material Adverse Effect”.

“Excluded Assets” means (a) (1) all corporate, financial, income, Tax, legal and other records of Seller that relate to Seller’s business generally (whether or not relating to the Assets) and (2) all books, files and other records to the extent relating to the other Excluded Assets; (b) all rights to any refunds for Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and attributable to periods prior to the Effective Time in accordance with the principles of Section 9.1; (c)  all production, trade credits, all accounts,  receivables, note receivables, take or pay amounts receivable, other receivables, proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (d) any refunds due Seller by a Third Party for any overpayment of rentals, royalties, production payments or other amounts attributable to the Assets with respect to any period of time prior to the Effective Time; (e) any causes of action, claims and other rights (including for indemnification and defense) of Seller to the extent arising prior to the Effective Time, other than any such causes of action, claims or other rights to the extent relating to the Assumed Liabilities; (f) all of Seller’s motor vehicles, trailers and associated personal property; (g) all of Seller’s radio equipment and associated licenses, other than the Control Systems; (h) all of Seller’s computers, computer hardware, software, servers, networks and network connections and associated information technology equipment, other than the Control Systems; (i) all of Seller’s proprietary technology, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all data and Contracts that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (provided that Seller shall use commercially reasonable efforts to obtain a waiver from such Third Party to disclose such data or Contract); (k) all geophysical and other seismic and related technical data and information primarily relating to the Properties to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty (unless Buyer agrees in writing to pay such fee or penalty); and (l) those Contracts and other assets described on Exhibit E.

“Execution Date” has the meaning set forth in the Preamble.

“Expiring Leases” means those Leases that, pursuant to their terms (a) expire prior to August 1, 2013, and (b) give the lessee thereunder the express right to extend the primary term thereof (or renew such Lease, as applicable) through the payment of money, including those Leases listed on Exhibit A-2.

“Expiring Lease Notice” has the meaning set forth in Section 8.3(j).

“Expiring Lease Payment” has the meaning set forth in Section 8.3(j).

“Filings” has the meaning set forth in Section 8.3(g).

“Final Purchase Price” has the meaning set forth in Section 13.1(a).

“Final Section 1060 Allocation Schedule” has the meaning set forth in Section 2.3(b).

“Final Settlement Date” has the meaning set forth in Section 13.1(a).

“Final Settlement Statement” has the meaning set forth in Section 13.1(a).

“Final Settlement Statement Due Date” has the meaning set forth in Section 13.1(a).

“FTC” means the Federal Trade Commission.

“Fundamental Representations” means the representations and warranties of (a) Seller contained in Section 6.1 (Status), Section 6.2 (Power), Section 6.4 (Authorization and Enforceability), Section 6.7 (Liability for Brokers’ Fees), Section 6.12 (Taxes) and Section 6.13 (Tax Partnership), and (b) Buyer contained in Section 7.1 (Organization and Standing), Section 7.2 (Power), Section 7.4 (Authorization and Enforceability), Section 7.6 (Liability for Brokers’ Fees), Section 7.9 (Financial Resources and other Capability) and Section 7.10 (Buyer’s Evaluation).

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means the documents governing the formation and internal operation of a Person, including (a) in the instance of a corporation, the articles/certificate of incorporation and bylaws of such corporation, and (b) in the instance of a limited liability company, the certificate of formation and limited liability company agreement of such limited liability company.

“Governmental Authorizations” means any federal, state or local governmental license, permit, franchise, order, exemption, variance, waiver, authorization or certificate, or any application therefor.

“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, or any quasi-governmental or private body exercising any administrative, executive, judicial, legislative, police, regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Hazardous Materials” has the meaning set forth in Section 5.1(f).

“Hess Blanket Agreements” means those blanket agreements and master service agreements listed on Part I of Schedule 1.1(f).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hydrocarbons” means oil, gas, casinghead gas, coal bed methane, condensate and other gaseous and liquid hydrocarbons or any combination thereof.

“Imbalances” means, with respect to the Assets, any imbalance at (a) the wellhead between (1) the amount of Hydrocarbons produced from any of the Wells and allocated to the interests of Seller therein and (2) the shares of production from the relevant Well to which Seller was entitled, or (b) the pipeline flange (or inlet flange at a processing plant or similar location) between (1) the amount of Hydrocarbons nominated by or allocated to Seller and (2) the Hydrocarbons actually delivered on behalf of Seller.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person evidenced by notes, bonds, debentures or any other similar debt; (c) all amounts payable by such Person as deferred purchase price for property; (d) all obligations of such Person under any futures, hedge, swap, collar, put, call, floor, cap, option or other similar Contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, securities, foreign exchange rates or interest rates; (e) all obligations of such Person as lessee under leases that are recorded as capital leases in accordance with either the past practices of such Person or GAAP and (f) all guarantees of or by such Person of any of the items described in clauses (a) through (e) hereof.

“Indemnified Party” has the meaning set forth in Section 14.3(a).

“Indemnifying Party” has the meaning set forth in Section 14.3(a).

“Individual Environmental Threshold” has the meaning set forth in Section 5.3(b).

“Individual Title Threshold” has the meaning set forth in Section 4.2(f).

“Lands” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity.

“Leases” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Lien” means any of the following: mortgage, lien (statutory or other), other security agreement or interest, hypothecation, pledge or other deposit arrangement, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation), conditional sale, title retention or other similar agreement, preemptive or similar right, or any option; provided, however, that the term “Lien” shall not include any of the foregoing to the extent created by this Agreement.

“Losses” has the meaning set forth in Section 14.2.

“Material Adverse Effect” means any state of facts, condition, change, event, effect or occurrence (each, an “Event”), when taken together with all other Events, that has had or would reasonably be expected to have a material adverse effect on (a) the ability of Seller to consummate the transactions contemplated by this Agreement or (b) the ownership or operation condition or value of the Assets (as currently owned, operated and valued), taken as a whole; provided, however, that none of the following Events shall be deemed to constitute, and none of the following Events shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (1) general changes in national, international, regional or local business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America or any of its respective territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America; (2) events affecting the financial, banking or securities markets generally (including any disruption thereof or any decline in the price of securities or any market or index); (3) conditions (or changes in such conditions) generally affecting the oil and gas and/or gathering, processing or transportation industry whether as a whole or specifically in any area or areas where the Assets are located, including, (A) increases in energy, electricity, natural gas, oil or other raw materials, or (B) changes in prices of Hydrocarbons, including changes in price differentials; (4) changes or reinterpretations in GAAP or Law; (5) the taking of any action required by this Agreement; (6) changes as a result of the negotiation, announcement, execution or performance of this Agreement, including by reason of the identity of Buyer or any communication by Buyer or any of its Affiliates of their plans or intentions regarding the operation of the Assets; (7) any actions taken or omitted to be taken by or at the written request or with the prior written consent of Buyer; (8) effects or changes that are cured or no longer exist by the earlier of the Closing or the termination of this Agreement pursuant to ARTICLE 11; (9) reclassifications or recalculations of reserves in the ordinary course of business; (10) natural declines in Well performance; or (11) orders, actions or inactions of any Governmental Entity; provided, however, that the foregoing exceptions do not, in each case of exceptions (1), (2), (3), (4), (9) or (10) above, affect the Assets disproportionately to other similar assets located in same area as the Assets, and in the case of exceptions (10) or (11) are not caused by the willful or grossly negligent acts of Seller.

“Material Agreements” has the meaning set forth in Section 6.10(a).

“Net Imbalance” means an amount equal to (a) the sum of all Imbalances attributable to (1) Seller being underproduced with respect to any Well or (2) having overdelivered with respect to any pipeline minus (b) the sum of all Imbalances attributable to (1) Seller being overproduced with respect to any Well or (2) having underdelivered with respect to any pipeline.

“Net Mineral Acre” means, as computed separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the undivided percentage interest in oil, gas or other minerals covered by such Lease, as applicable, in such lands, multiplied by (c) Seller’s Working Interest in such Lease.

“Net Revenue Interest” means, with respect to any Person, the interest of such Person in and to the Hydrocarbons produced and saved from, or otherwise attributable to, a Lease or Well, as applicable, after satisfaction of all royalties, overriding royalties, net profits interests and other similar burdens on or measured by production of Hydrocarbons therefrom.

“Notice of Defective Interests” has the meaning set forth in Section 4.2(c).

“Outside Termination Date” means September 1, 2013; provided that such date shall be extended by the same number of days that the May 31, 2013 targeted date is extended by Seller pursuant to Section 12.1(a), if applicable.

“Party” or “Parties has the meaning set forth in the Preamble.

“Per Item Threshold” has the meaning set forth in Section 14.2(c)(1).

“Performance Deposit” has the meaning set forth in Section 2.2(a).

“Permitted Encumbrances” has the meaning set forth in Section 4.1(c).

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Entity.

“Phase I Environmental Site Assessment” means an environmental site assessment performed pursuant to the American Society for Testing and Materials E1527 - 05, or any similar environmental assessment.

“Plugging and Abandonment Obligations” has the meaning set forth in Section 5.1(g).

“Policies” has the meaning set forth in Section 6.21.

“Preferential Right” has the meaning set forth in Section 6.6.

“Preliminary Purchase Price” has the meaning set forth in Section 2.5.

“Preliminary Settlement Statement” has the meaning set forth in Section 2.5.

“Properties” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Property Expenses” has the meaning set forth in Section 2.4(b).

“Property Taxes” has the meaning set forth in Section 9.1.

“Property Valuation Expert” has the meaning set forth in Section 2.3(b).

“Proposed Section 1060 Allocation Schedule” has the meaning set forth in Section 2.3(b).

“Purchase Price” has the meaning set forth in Section 2.2.

“Records” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Remediation” or “Remediate” has the meaning set forth in Section 5.1(h).

“Representatives” means, with respect to each Party, such Party’s Affiliates and such Party’s and such Party’s Affiliates’ respective directors, officers, members, employees, agents, brokers, accountants, consultants, financial advisors, counsel, financing sources and other representatives.

“Rules” has the meaning set forth in Section 15.12.

“Sanchez Blanket Agreements” has the meaning set forth in Section 8.3(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 14.2(b).

“Seller Taxes” means (a) all Taxes (other than Asset Taxes and Subject Transfer Taxes) imposed on or asserted against Seller in respect of its business or the disposition of the Assets for any taxable period or portion thereof, and (b) all Asset Taxes for any taxable period or portion thereof ending immediately prior to the Effective Time.

“Seller Transaction Costs” means all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals payable by Seller in connection with the structuring, negotiation or consummation of the transactions contemplated by this Agreement.

“Seller’s Knowledge” means the actual knowledge, without any obligation of investigation or inquiry, of the Persons listed on Schedule 1.1(b).

“Specified Consent” has the meaning set forth on Schedule 1.1(e).

“Specified Contracts” means those Applicable Contracts listed on Schedule 1.1(c).

“Subject Transfer Taxes” has the meaning set forth in Section 9.2.

“Surface Contracts” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Target Formation” means the stratigraphic equivalent of that formation found in the Bridwell Limited Unit IV Well in LaSalle County, Texas, with a top at 7,902 ft TVD and base at

8,064 ft TVD, as shown on the log display attached as Exhibit A-1, recognizing that the depth of such formation will vary across the area in which the Assets are located.

“Target Formation Net Mineral Acres” means, as computed separately with respect to each Lease, the number of Net Mineral Acres held by Seller in the Target Formation.

“Target Formation Net Mineral Acre Threshold” means 44,093 Target Formation Net Mineral Acres, as such aggregate number may be reduced by the number of Target Formation Net Mineral Acres set forth on Exhibit A for any Expiring Lease (a) that expires pursuant to its terms prior to Closing, (b) that is listed on Exhibit A-2, and (c) for which Buyer did not deliver an Expiring Lease Notice to Seller in accordance with the terms of Section 8.3(j).

“Tax” means (a) any taxes and assessments imposed by any Governmental Entity, including net income, gross income, profits, gross receipts, license, employment, stamp, occupation, premium, alternative or add-on minimum, ad valorem, real property, personal property, transfer, real property transfer, value added, sales, use, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, excise, withholding, social security (or similar), unemployment, disability, payroll, fuel, excess profits, windfall profit, severance, estimated or other tax, including any interest, penalty or addition thereto, whether disputed or not, and any expenses incurred in connection with the determination, settlement or litigation of the Tax liability, (b) any obligations to indemnify any other Person under any agreements or arrangements with respect to Taxes described in clause (a) above, and (c) any transferee liability in respect of Taxes described in clauses (a) and (b) above or payable by reason of assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law) or otherwise.

“Tax Partnership” has the meaning set forth in Section 6.13.

“Tax Proceeding” has the meaning set forth in Section 9.4.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Third Party” means any Person other than the Parties and their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 14.3(b).

“Third Party Proprietary Data” means all geological, geophysical, technical and other proprietary data and information, including as may be covered by any patent or other intellectual property right, that is owned or otherwise held by a Third Party and licensed to Seller, with no rights to transfer or disclose same to Buyer.

“Title Adjustment Amount” has the meaning set forth in Section 4.2(h).

“Title Benefit” has the meaning set forth in Section 4.2(b).

“Title Benefit Amount” has the meaning set forth in Section 4.2(g).

“Title Benefit Notice” has the meaning set forth in Section 4.2(d).

“Title Benefit Property” has the meaning set forth in Section 4.2(d).

“Title Defect” has the meaning set forth in Section 4.2(a).

“Title Defect Amount” has the meaning set forth in Section 4.2(e).

“Title Defect Expert” has the meaning set forth in Section 4.3(a).

“Title Defect Property” has the meaning set forth in Section 4.2(c).

“Title Dispute Notice” has the meaning set forth in Section 4.3.

“Title Disputed Matter” has the meaning set forth in Section 4.3.

“Total Defect Sum” has the meaning set forth in Section 4.2(f).

“Transaction Documents” has the meaning set forth in Section 15.9.

“Transition Period” has the meaning set forth in Section 13.4.

“Transition Services Agreement” means a transition services agreement, in substantially the form of Exhibit J, pursuant to which Seller shall provide certain services to Buyer with respect to the Assets for a certain period of time following Closing.

“Unit” has the meaning set forth in Section 6.26.

“Wells” has the meaning set forth in Section 1.1 under the defined term “Assets.”

“Working Interest” means, with respect to any Person, the percentage of the costs and expenses to be borne by such Person for the maintenance, development and operation of a Lease or Well without regard to the effect of any and all royalties, overriding royalties, net profits interests and other similar burdens on or measured by production.

1.2                             References, Construction and Joint Drafting.

(a)                                 References and Construction.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference will be to an Article, Section, Exhibit or Schedule to this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”  Unless the context otherwise requires, (1) words, terms and titles (including terms defined herein) in the singular include the plural and vice versa, (2) the words “herein,” “hereof,” “hereby,” “hereunder” and words of similar nature refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited, (3) the words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur, (4) each accounting term not defined herein will have the meaning given to it under GAAP, (5) the use in this Agreement of a pronoun in reference to a Party includes the masculine, feminine or neuter, as the context may require, (6) all references to “$” shall be deemed references to United States Dollars, (7) the headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement, (8) the words “shall” and “will” are used interchangeably throughout this Agreement and shall accordingly be given the same meaning, regardless of which word is used, and (9) except as expressly provided otherwise in this Agreement, references to any Law or agreement means such Law or agreement as it may be amended from time to time.

(b)                                 Joint Drafting.  The Parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1                             Purchase and Sale.  Subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller at Closing, and Seller agrees to sell, assign and deliver to Buyer at Closing, the Assets for the consideration specified in this ARTICLE 2.

2.2                             Purchase Price.  The unadjusted purchase price for the Assets shall be $265,000,000 (the “Purchase Price”).  The Purchase Price shall be payable as follows:

(a)                                 On the date that this Agreement is fully executed by all Parties, Buyer shall pay, by wire transfer of immediately available funds to Seller’s designated account, $13,250,000 (the “Performance Deposit”).  The Performance Deposit shall be held by Seller in accordance with this Agreement in order to secure Buyer’s performance of this Agreement.  Subject to Section 11.2(b) and Section 11.2(c), all interest earned on the Performance Deposit shall be retained by Seller.

(b)                                 At Closing, Buyer shall pay to Seller the Closing Amount by wire transfer of immediately available funds to Seller’s designated account.

(c)                                  After Closing, final adjustments to the Purchase Price shall be made (1) pursuant to the Final Settlement Statement to be delivered pursuant to Section 13.1(a) and the payments made by the owing Party as provided in Section 13.1(a), and (2) upon final resolution of any Title Disputed Matters and any Environmental Disputed Matters, in accordance with ARTICLE 4 and ARTICLE 5, respectively.

2.3                             Allocation of the Purchase Price.

(a)                                 Solely for the purposes of ARTICLE 4, ARTICLE 5 and Schedule 1.1(e), Buyer and Seller have agreed upon an allocation of the Purchase Price among (1) the Target Formation Net Mineral Acres held by Seller with respect to the Leases set forth on Exhibit A and (2) the

Wells set forth on Exhibit B (collectively, the “Allocated Values”), in each case, as set forth on Schedule 2.3.

(b)                                 Seller may (but is not obligated to) prepare an allocation of the Final Purchase Price, as adjusted pursuant to Article 13, on a schedule (the “Proposed Section 1060 Allocation Schedule”) for purposes of, and in accordance with, Section 1060 of the Code and the regulations promulgated thereunder, within 30 days after the Final Settlement Date.  Within 60 days after delivery of such Proposed Section 1060 Allocation Schedule, if so prepared by Seller in accordance with the preceding sentence, Buyer and Seller shall reasonably endeavor to agree to a final allocation schedule to be used for income Tax reporting purposes (the “Final Section 1060 Allocation Schedule”); provided that if the Parties are unable to reach agreement within such 60-day period, then, immediately after the expiration of such period, either Party may invoke the Dispute resolution provisions immediately below upon the delivery of written notice thereof to the other Party and, within ten days thereafter, the Parties shall mutually appoint an independent expert having the qualifications specified below (the “Property Valuation Expert”), failing which the Parties shall, within ten days after the expiration of such foregoing ten day period, request (and either Party may so request alone if the other Party refuses to jointly act in good faith to do so during such ten day period) that the AAA, acting through its offices in Houston, Texas, appoint the Property Valuation Expert.  The Property Valuation Expert shall be a licensed petroleum engineer, having a minimum of ten years’ experience with regard to the types of oil and assets involved in the Proposed Section 1060 Allocation Schedule Dispute, shall be without any conflicts of interest as to the Parties, and shall not have been employed by or undertaken more than $50,000 of work, in the aggregate, for any Party (including its Affiliates) within the five year period preceding the submission of the Dispute.  Within 15 days following the appointment of the Property Valuation Expert, Seller and/or Buyer shall provide the Property Valuation Expert with a copy of this Agreement, and each Party shall provide, both to the Property Valuation Expert and to each other, a summary of its position with regard to the Proposed Section 1060 Allocation Schedule in a written document of ten pages or less.  The Parties shall instruct the Property Valuation Expert that, within 30 days after receiving the last of the Parties’ respective submissions or the expiration of such 15 day period if either Party fails to make a submission, the Property Valuation Expert shall render a written decision, choosing only either Buyer’s position or Seller’s position with respect to each Disputed matter.  Any decision rendered by the Property Valuation Expert pursuant hereto shall be final, conclusive and binding on Seller and Buyer, and will be enforceable against each Party in any court having jurisdiction hereof or jurisdiction of either or both Parties, but is not reviewable by, or appealable to, any court except in the event of fraud.  The Parties shall each bear one-half of the costs of the Property Valuation Expert and of the associated Dispute resolution process and proceedings.  In the case of such a Dispute resolution process regarding Seller’s Proposed Section 1060 Allocation Schedule Dispute, Seller will issue the Final Section 1060 Allocation Schedule consistent with the Property Valuation Expert’s decision, within 30 days after receiving the Property Valuation Expert’s decision with respect thereto.  For the avoidance of doubt, the Property Valuation Expert will function as an expert in accordance with the foregoing procedure, not as an arbitrator.  Seller and Buyer shall file all Tax Returns (including Internal Revenue Service Form 8594) consistent with any such Final Section 1060 Allocation Schedule.  Seller and Buyer shall take no position inconsistent with such allocations on any applicable Tax Return in any audit by or proceeding before any Governmental Entity related to Taxes, unless required by Law or with the written consent of the other Party (not to be unreasonably withheld, delayed or conditioned) provided, however, that nothing contained herein shall prevent Buyer or Seller from settling any proposed deficiency or adjustment by any Governmental Entity based upon or arising out of the allocation, and neither Buyer nor Seller shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Entity challenging such allocation.  In the event that the allocation described herein is disputed by any Governmental Entity, then the Party receiving notice of the dispute shall promptly notify, consult with and obtain the consent (not to be unreasonably withheld, conditioned or delayed) of the other Party concerning resolution of the dispute.  If either (i) Seller fails to deliver to Buyer a Proposed Section 1060 Allocation Schedule within 30 days after the Final Settlement Date or (ii) a Final Section 1060 Allocation Schedule is not agreed by the Parties (or otherwise determined by a Dispute resolution process in accordance with the foregoing provisions of this Section 2.3(b)), then each Party shall be responsible for its reporting requirements under Code Section 1060 and any other provisions that may apply; provided that the Parties shall reasonably coordinate with each other regarding any such filings, in order to avoid any material inconsistencies.

2.4                             Adjustments to Purchase Price.  The Purchase Price shall be adjusted according to this Section 2.4 without duplication.

(a)                                 Proration of Costs and Revenues.

(1)                                 Buyer shall be (A) entitled to (i) all production of Hydrocarbons from or attributable to the Properties from and after the Effective Time (and all products and proceeds attributable thereto), and (ii) excluding overhead charges arising under applicable joint operating agreements related to those Assets operated by Seller that are earned prior to Closing, all other income, proceeds, receipts and credits earned with respect to the Assets from and after the Effective Time, and (B) responsible for (and entitled to any refunds with respect to) all Property Expenses incurred from and after the Effective Time.

(2)                                 Seller shall be (A) entitled to (i) all Hydrocarbon production from or attributable to the Properties prior to the Effective Time (and all products and proceeds attributable thereto), (ii) all other income, proceeds, receipts and credits earned with respect to the Assets prior to the Effective Time, and (iii) all overhead charges arising under applicable joint operating agreements related to the Assets operated by Seller that are earned prior to Closing, and (B) responsible for (and entitled to any refunds with respect to) all Property Expenses incurred prior to the Effective Time.

(3)                                 “Earned” and “incurred”, as used in this Agreement shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society standards, except as otherwise specified herein.

(4)                                 For purposes of allocating production (and proceeds and accounts receivable with respect thereto), under this Section 2.4, (A) liquid Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the pipeline connecting into the storage facilities into which they are run and (B) gaseous Hydrocarbons shall be deemed to be “from or attributable to” the Properties when they pass through the royalty measurement meters, delivery point sales meters or custody transfer meters on the gathering lines or pipelines through which they are transported (whichever meter is closest to the well).  Seller shall utilize reasonable interpolative procedures, consistent with industry practice, to arrive at an allocation of production when exact meter readings or gauging and strapping data are not available.

(5)                                 After the Final Settlement Date, to the extent not taken into account in either the Preliminary Settlement Statement or the Final Settlement Statement, (A)(1) any proceeds received by Seller from the sale of any Hydrocarbons produced and saved from, or attributable to, the Assets from and after the Effective Time shall be paid by Seller to Buyer within 30 days after receipt of such proceeds, and (2) any proceeds received by Buyer from the sale of any Hydrocarbons that were produced from and saved, or attributable to, the Assets prior to the Effective Time shall be paid to Seller within 30 days after receipt of such proceeds, and (B)(1) each invoice (or a copy thereof) received by Buyer for Property Expenses applicable to time periods prior to the Effective Time shall be forwarded by Buyer to Seller following Buyer’s receipt thereof and, if such invoice has been paid by Buyer, Seller shall reimburse Buyer for such amounts paid by Buyer within 30 days after Seller’s receipt of such invoice or a copy thereof, and (2) each invoice (or a copy thereof) received by Seller for Property Expenses applicable to time periods from and after the Effective Time shall be forwarded by Seller to Buyer following Seller’s receipt thereof and, if such invoice has been paid by Seller, Buyer shall reimburse Seller for such amounts paid by Seller within 30 days after Buyer’s receipt of such invoice or a copy thereof.

(6)                                 If, prior to the Final Settlement Date, any (A) proceeds are received by Seller that are attributable to the sale of any Hydrocarbons that were produced from and saved, or attributable to, the Assets and, in each case, from and after the Effective Time, (B) Property Expenses are paid by Seller that are attributable to the Assets from and after the Effective Time, (C) royalties, overriding royalties, net profit interests and similar burdens on or measured by production, in each case, attributable to the Assets from and after the Effective Time are paid by Seller, or (D) all prepaid expenses (including pre-paid bonuses, rentals, cash calls and advances to Third Party operators for expenses not yet incurred, prepaid Taxes, and scheduled payments) paid by Seller and attributable to the ownership or operation of the Assets from and after the Effective Time, and, in each of the cases in clauses (A), (B), (C) and (D) above, are properly accounted for pursuant to the Transition Services Agreement during the term of such agreement, then such amounts shall not be taken into account for the purposes of Section 2.4(c) or Section 2.4(d).

(b)                                 Property Expenses.  The term “Property Expenses” means all (1) capital expenses attributable to the Assets in the ordinary course of business, (2) Asset Taxes (as apportioned as of the Effective Time pursuant to ARTICLE 9), (3) operating expenses incurred in the ownership, development, operation and production of the Assets in the ordinary course of business and, where applicable, in accordance with any relevant joint operating agreement (including lease rentals, if any), (4) overhead costs charged to the Assets under the applicable joint operating agreement and (5) extension and renewal payments with respect to the Leases, but excluding (in all cases) costs and expenses attributable to (A) obligations to pay an owner of any working interest, royalty, overriding royalty, net profits interests or other similar burdens on or measured by production any revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense, (B) Losses for personal injury or death, property damage or loss (other than damage to structures, fences, irrigation systems and other fixtures, crops, livestock and other personal property in the ordinary course of business), torts, breach of Contract (other than failure to make payments due under the terms of a Contract) or violation of any Lease or Law (or private rights of action under any Law), (C) obligations to plug wells (including the Wells), dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits, (D) Environmental Liabilities, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or personal property under applicable Environmental Laws, (E) obligations with respect to Imbalances, and (F) claims for indemnification or reimbursement from any Third Party with respect to costs of the type described in preceding clauses (A) through (E), whether such claims are made pursuant to Contract or otherwise.

(c)                                  Upward Adjustments.  To calculate the Preliminary Purchase Price and the Final Purchase Price, the Purchase Price shall be adjusted upward, without duplication, by the following:

(1)                                 an amount equal to any proceeds received by Buyer from the sale of any Hydrocarbons that were produced from and saved, or attributable to, the Assets prior to the Effective Time, to the extent the same are not in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time;

(2)                                 an amount equal to all Property Expenses (including any Expiring Lease Payment) and all royalties, overriding royalties, net profit interests and similar burdens on or measured by production, in each case, attributable to the Assets from and after the Effective Time that were paid by Seller, but excluding any adjustment previously made pursuant to Section 2.4(c)(4);

(3)                                 an amount equal to the value of all Hydrocarbons that were produced and saved from, or attributable to, the Assets that are in storage or existing in stock tanks, pipelines and/or plants (including inventory) as of the Effective Time, such value to be based upon the applicable Contract price in effect as of the Effective Time (or if there is no Contract price, then the market price in effect as of the Effective Time in the field in which such Hydrocarbons were produced), net of (A) all amounts payable as royalties, overriding royalties, net profit interests and other similar burdens on or measured by production and (B) all applicable severance Taxes;

(4)                                 an amount equal to all prepaid expenses (including pre-paid bonuses, rentals, cash calls and advances to Third Party operators for expenses not yet incurred, prepaid Taxes, and scheduled payments) paid by Seller and attributable to the ownership or operation of the Assets from and after the Effective Time, other than, in each case, any of the foregoing to the extent the same is (A) an Excluded Asset, or (B) included in the adjustment covered by Item #1 of Schedule 1.1(g);

(5)                                 an amount equal to the Subject Transfer Taxes paid by Seller with respect to the transactions contemplated by this Agreement;

(6)                                 with respect to those Assets operated by Seller an amount equal to all overhead charges arising under applicable joint operating agreements that are (A) attributable to such Seller operated Assets and the period of time prior to Closing and (B) which have been paid by Third Parties and received by Buyer;

(7)                                 with respect to natural gas, if the Net Imbalance is positive, an amount equal to (A) (i) the Net Imbalance, multiplied by (ii) the Calculated Gas Price, less (B) (i) 0.07 multiplied by (ii) the Calculated Gas Price;

(8)                                 with respect to crude oil, if the Net Imbalance is positive, an amount equal to (A) the Net Imbalance, multiplied by (B) (i) Calendar NYMEX, plus/minus, (ii) the Argus Trade Month Light Sweet, plus/minus (iii) the Argus Trade Month CMA, less (iv) $7.50; and

(9)                                 any other amount provided for in this Agreement or otherwise agreed to in writing by Buyer and Seller, including those agreements set forth on Schedule 1.1(g).

(d)                                 Downward Adjustments.  To calculate the Preliminary Purchase Price and the Final Purchase Price, the Purchase Price shall be adjusted downward, without duplication, by the following:

(1)                                 an amount equal to the Title Adjustment Amount attributable to Title Defects for which the Parties have chosen the remedy set forth in Section 4.2(j)(1);

(2)                                 an amount equal to the Environmental Adjustment Amount attributable to Environmental Defects, if any, for which the Parties have chosen the remedy set forth in Section 5.3(e)(1);

(3)                                 an amount equal to (A) the Allocated Value (without duplication) of those Assets not transferred at Closing in accordance with Section 3.3(a), Section 4.2(j)(2), Section 4.4(a), Section 4.4(b), Section 5.3(e)(3) or Section 8.3(b)(1) or the terms and conditions of Schedule 1.1(e), plus (B) the Allocated Value, if any, or proceeds received by Seller, if any (whichever is greater), relating to any Equipment or Property not transferred at Closing due to such Equipment or Property being conveyed, sold, transferred or abandoned prior to Closing as permitted pursuant to Section 8.1(b)(1); provided, that, for the avoidance of doubt, any Lease which expires pursuant to its own terms shall not be considered to be abandoned for purposes of this Section 2.4(d)(3);

(4)                                 an amount equal to all proceeds received by Seller from the sale of any Hydrocarbons produced and saved from, or attributable to, the Assets from and after the Effective Time;

(5)                                 [Intentionally Omitted];

(6)                                 with respect to natural gas, if the Net Imbalance is negative, an amount equal to (A) (i) the Net Imbalance, multiplied by (ii) the Calculated Gas Price, plus (B) (i) 0.07 multiplied by (ii) the Calculated Gas Price;

(7)                                 with respect to crude oil, if the Net Imbalance is negative, an amount equal to (A) the absolute value of the Net Imbalance, multiplied by (B) (i) Calendar NYMEX, plus/minus (ii) the Argus Trade Month Light Sweet plus/minus (iii) the Argus Trade Month CMA, less (iv) $7.50;

(8)                                 an amount equal to all Property Expenses and all royalties, overriding royalties, net profit interests and similar burdens on or measured by production and all applicable severance taxes, in each case, attributable to the Assets prior to the Effective Time that were paid by Buyer;

(9)                                 all funds held in suspense by Seller with respect to the operation, ownership, production and developments of the Assets, including those amounts set forth in Item #1 of Schedule 6.19;

(10)                          with respect to those Leases listed on Item #2, Item #3 and Item #4 of Schedule 6.19 only, the amount of funds held by Seller in segregated accounts as of Closing with respect to such Leases, such amount (for each such Lease) not to exceed the amount listed with respect to each such Lease on Item #2, Item #3 or Item #4 of Schedule 6.19, as applicable; and

(11)                          any other amount provided in this Agreement or otherwise agreed to in writing by Buyer and Seller.

2.5                             Preliminary Settlement Statement.  On or before the day that is three Business Days prior to Closing, Seller shall deliver to Buyer a statement (the “Preliminary Settlement Statement”) setting forth Seller’s good faith calculations of the adjustments to the Purchase Price set forth in Section 2.4 (the Purchase Price, as so adjusted “Preliminary Purchase Price”), the resulting Preliminary Purchase Price and the Closing Amount, in each case, prepared in good faith using the best information reasonably available to Seller at the Closing Date, along with such data in Seller’s possession as is reasonably necessary to support such calculations.  The Preliminary Settlement Statement also shall set forth Seller’s designated account for purposes of Buyer’s payment of the Closing Amount.  The Parties shall attempt to agree in writing upon the Preliminary Purchase Price prior to Closing, and in the event the Parties cannot agree upon the Preliminary Purchase Price prior to Closing, Seller’s calculation of the Preliminary Purchase Price and the Closing Amount as reasonably calculated and as set forth in the Preliminary Settlement Statement shall be used by the Parties for purposes of Closing.

ARTICLE 3
BUYER’S INSPECTION; DUE DILIGENCE REVIEW

3.1                             Due Diligence.  Subject to the provisions of this ARTICLE 3, from and after the Execution Date up to the Defect Notice Date (the “Due Diligence Period”), Seller will make the Assets available to Buyer and its Representatives for inspection and review to permit Buyer, at Buyer’s sole cost, to perform its due diligence with respect to the Assets (“Due Diligence Review”).

3.2                             Access to Records.  For purposes of the Due Diligence Review, Seller consents to, and agrees to use its commercially reasonable efforts to facilitate, Buyer’s discussions with

Third Parties in connection with its Due Diligence Review (provided that a representative of Seller is present for any such discussions, unless Seller has consented in writing to be absent from such discussion) and will, upon reasonable (being no less than three Business Days’) advance notice from Buyer, make the Records available to Buyer for inspection or copying and shall provide a reasonable means of copying to Buyer at Seller’s offices, in each case, at Buyer’s sole cost and expense, at the offices of Seller located in Houston, Texas during normal business hours.  For the avoidance of doubt, any and all such Records inspected and/or copied by Buyer pursuant to this Section 3.2 remain subject to the provisions of Section 8.3(h).

3.3                             On-Site Inspection.

(a)                                 Seller hereby consents to Buyer conducting, during the Due Diligence Period and for purposes of the Due Diligence Review, upon reasonable (being no less than three Business Days’) advance notice to Seller and at Buyer’s sole risk and expense, on-site inspections of the Assets and a Phase I Environmental Site Assessment, (each such inspection or assessment, an “Environmental Assessment”); provided, however, that if the consent of any Third Party is required to provide Buyer such access, and such consent is not granted following the commercially reasonable efforts of Seller, Buyer shall not have access to such affected Assets.  Should any such Third Party not grant such access following the commercially reasonable efforts of Seller, Buyer shall have the right, at its sole discretion, upon delivery of written notice to Seller on or before three Business Days prior to Closing, to exclude the Assets to which it was unable to receive access from the transactions contemplated by this Agreement, in which case the Purchase Price shall be reduced by the Allocated Value of such Assets and such Assets shall become Excluded Assets for all purposes hereunder.  Buyer shall not conduct any sampling, boring or other invasive activities without prior written notice to, and the written consent of, Seller.  If Seller does not give its consent for such invasive activity, then (A) Buyer shall have the right, at its sole discretion, upon delivery of written notice to Seller on or before three Business Days prior to Closing, to exclude such Asset from the transactions contemplated by this Agreement, (B) the Purchase Price shall be reduced by the Allocated Value of such Asset if it is so excluded, and (C) such Asset shall become an Excluded Asset for all purposes hereunder.  In connection with any Environmental Assessment or other inspection pursuant to this Section 3.3, Buyer agrees to comply with all safety policies and other requirements of Seller and the operator of the Assets (whether such operator is Seller, an Affiliate of Seller or a Third Party).  Buyer shall coordinate its access rights and Environmental Assessments of the Assets with Seller and any Third Party operator of the Assets to reasonably minimize any inconvenience to or interruption of the conduct of business by Seller or any such Third Party operator of the Assets.

(b)                                 If Buyer or any of its Representatives prepares a written report with respect to any Environmental Assessment, Buyer will furnish a copy thereof to Seller as soon as practicable following the receipt thereof by Buyer, and in any event by the Defect Notice Date.  Within five Business Days following the Execution Date, Seller shall provide Buyer with copies of all Records that constitute environmental reports and records generated by Seller’s or its Affiliates’ consultants engaged in such parties’ acquisition or ownership of the Assets, and Seller shall allow Buyer to discuss such reports with such consultants.  Except (1) as may be required or permitted pursuant to the exercise of the rights and fulfillment of the obligation of a Party under this Agreement, including in connection with the resolution of any Environmental Disputed Matter pursuant to Section 5.3(f), (2) as may be required by applicable Law, (3) for information which is or becomes public knowledge through no fault of the Person against whom this sentence is sought to be enforced, or (4) as may be required by a Party in order to defend or prosecute any Claim related to the Assets, the Parties shall maintain the confidentiality of any Environmental Assessments conducted hereunder, and any reports created with respect thereto; provided that Buyer’s obligations with respect to such confidentiality shall cease upon the Closing.

(c)                                  EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER INDEMNIFIED PARTIES AND SUBJECT TO SECTION 3.3(e), BUYER HEREBY WAIVES, RELEASES AND AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER AND THE OTHER SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LOSSES ARISING IN ANY WAY OUT OF OR ATTRIBUTABLE TO THE ACCESS AFFORDED TO BUYER AND ITS REPRESENTATIVES PURSUANT TO THIS ARTICLE 3 OR THE ACTIVITIES (OR ACTS OF OMISSION) OF BUYER OR ITS REPRESENTATIVES RELATED TO SUCH ACCESS, INCLUDING WITH RESPECT TO ANY ENVIRONMENTAL ASSESSMENT (BUT NOT INCLUDING LOSSES RELATING TO ANY CONDITION DISCOVERED AS A RESULT OF SUCH ENVIRONMENTAL ASSESSMENT), IN EACH CASE, EVEN IF SUCH LOSSES ARISE OUT OF OR ARE ATTRIBUTABLE TO, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES.

(d)                                 Upon completion of any Environmental Assessment, Buyer shall, at its sole cost and expense and without any cost or expense to Seller or its Affiliates (1) repair all physical damage, if any, done to the Assets or to the Environment in connection with Buyer’s Environmental Assessment, (2) restore each Asset to approximately the same physical condition that it was in prior to commencement of Buyer’s Environmental Assessment (if any such restoration is necessary as a result of Buyer’s Environmental Assessment) and (3) remove all equipment, tools or other property brought onto, and any wastes generated on, the Assets in connection with Buyer’s Environmental Assessment.  Any disturbance to the Assets (including the real property associated with the Assets) resulting from Buyer’s Environmental Assessment will be promptly corrected by Buyer.

(e)                                  Notwithstanding the foregoing in this Section 3.3, subject to Section 5.3(e), prior to Closing, Buyer shall not be responsible for curing or Remediating any Condition existing at or on the Assets, even if the same were disturbed or released during Buyer’s Environmental Assessment or any invasive activity conducted by Buyer or its Representatives on the Assets and permitted by Seller pursuant to Section 3.3(a).  Buyer shall be solely responsible for properly disposing of any drilling, soils or other material generated or removed from the Assets in connection with its Environmental Assessment or any invasive activity conducted by Buyer or its Representatives on the Assets, including all costs related thereto; provided, however, that, prior to Closing, Buyer will not be obligated to execute any documents identifying Buyer as the owner or generator of these materials, which status will continue to be held by the owner of the Assets.

ARTICLE 4
TITLE MATTERS

4.1                             Seller’s Title.

(a)                                 Exclusive Remedy.  Other than Buyer’s remedies for breaches of Sections 8.1(b)(1) or Section 8.1(b)(3) respectively, Section 4.1, Section 4.2, Section 4.3 and the special warranty set forth in the assignment shall be the sole and exclusive rights and remedies of Buyer with respect to Seller’s failure to have Defensible Title with respect to the Assets or any other title matter with respect to the Assets.  OTHER THAN THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, SELLER MAKES NO, AND DISCLAIMS ALL, WARRANTIES OR REPRESENTATIONS, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ITS TITLE TO THE PROPERTIES AND OTHER ASSETS; AND BUYER HEREBY ACKNOWLEDGES AND AGREES THAT BUYER’S SOLE AND EXCLUSIVE REMEDY FOR ANY DEFECT OF TITLE WITH RESPECT TO THE PROPERTIES AND OTHER ASSETS (OTHER THAN FOR BREACHES OF SECTIONS 8.1(b)(1) OR SECTION 8.1(b)(3)), INCLUDING ANY TITLE DEFECT, SHALL BE AS PROVIDED FOR IN SECTION 4.1, SECTION 4.2 AND SECTION 4.3 AND UNDER THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT.  Buyer will not assert any claim under the special warranty set forth in the Assignment for any matters that do not exceed the Individual Title Threshold and Buyer will not be entitled to make a claim for an amount which, together with all claims of Buyer under this Agreement and any Transaction Document, exceed the Purchase Price.  Notwithstanding anything to the contrary in this Section 4.1 or the special warranty set forth in the Assignment, the aggregate value of all claims made under the special warranty with respect to any Asset shall not exceed the Allocated Value of such Asset.

(b)                                 Defensible Title.  The term “Defensible Title” means such title of Seller to the Properties immediately prior to the Effective Time that, subject to and except for Permitted Encumbrances:

(1)                                 in the case of any Lease or any Well, entitles Seller to receive a Net Revenue Interest with respect to the Target Formation throughout the productive life of each Lease or Well of not less than the Net Revenue Interest shown in Exhibit A or Exhibit B, as applicable, with respect to the Target Formation for such Lease or Well, except (A) as otherwise specifically set forth in such Exhibit, (B) for decreases in connection with those operations from and after the Execution Date in which Seller may be a non-consenting co-owner, (C) for decreases resulting from the establishment or amendment of pools or units from and after the Execution Date, and (D) for decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past underdeliveries;

(2)                                 in the case of any Well, obligates Seller to bear a Working Interest with respect to the Target Formation throughout the productive life of such Well not greater than the Working Interest shown in Exhibit B with respect to the Target Formation for such Well, without increase, except (A) as otherwise specifically set forth in such Exhibit, (B) for increases to the extent that they are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest with respect to the Target Formation for such

Well and (C) for increases resulting from contribution requirements with respect to defaults by co-owners under the applicable joint operating agreements;

(3)                                 entitles Seller to not less than a number of Target Formation Net Mineral Acres equal to the Target Formation Net Mineral Acre Threshold in the aggregate; and

(4)                                 is free and clear of Liens.

(c)                                  Permitted Encumbrances.  The term “Permitted Encumbrances” means any and all of the following:

(1)                                 lessors’ royalties, overriding royalties, net profits interests, production payments, reversionary interests and similar burdens on or measured by production if the net cumulative effect of such burdens does not operate to: (A) reduce the Net Revenue Interest with respect to the Target Formation for any Lease or Well below the Net Revenue Interest set forth on Exhibit A or Exhibit B, as applicable, with respect to the Target Formation for such Lease or Well; (B) obligate Seller to bear a Working Interest with respect to the Target Formation throughout the productive life of such Well greater than the Working Interest set forth on Exhibit B with respect to the Target Formation for such Well (unless the Net Revenue Interest with respect to the Target Formation throughout the productive life of such Well is greater than the Net Revenue Interest with respect to the Target Formation set forth in on Exhibit B in the same or greater proportion as any increase in such Working Interest); or (C) reduce the aggregate number of Target Formation Net Mineral Acres below the Target Formation Net Mineral Acre Threshold;

(2)                                 preferential rights to purchase the Assets or similar rights;

(3)                                 Liens for Taxes that are not yet due and payable;

(4)                                 all rights to consent by, required notices to, filings with, or other actions by Governmental Entities or other Persons in connection with the transfer of the Assets or the transactions contemplated hereby, including any Customary Post-Closing Consents;

(5)                                 excepting circumstances where such rights have already been triggered, rights of reassignment upon final intention to surrender or abandon any Asset;

(6)                                 easements, rights-of-way, servitudes, permits, surface leases and other rights with respect to surface operations, pipelines, grazing, logging, canals, ditches, reservoirs or the like, and easements for streets, alleys, highways, pipelines, telephone lines, power lines, distribution lines, railways and other easements and rights-of-way, on, over or in respect of any of the Assets or any restriction on access thereto, in each case, that do not materially interfere with the use, ownership or operation of the affected Asset, as the same is currently used, owned and operated;

(7)                                 the terms and conditions of the Leases, Applicable Contracts or Surface Contracts or of any compulsory pooling or other order of the Texas Railroad Commission or any other Governmental Entity; provided, however, that the net cumulative effect of such items does not: (A) reduce the Net Revenue Interest with respect to the Target Formation throughout the productive life of any such Lease or Well below the Net Revenue Interest set forth on Exhibit A or Exhibit B, as applicable, with respect to the Target Formation for such Lease or Well; (B) obligate Seller to bear a Working Interest with respect to the Target Formation throughout the productive life of any Well greater than the Working Interest set forth on Exhibit B with respect to the Target Formation for such Well (unless the Net Revenue Interest with respect to such Well is greater than the Net Revenue Interest with respect to the Target Formation set forth in on Exhibit B in the same or greater proportion as any increase in such Working Interest); or (C) reduce the aggregate number of Target Formation Net Mineral Acres below the Target Formation Net Mineral Acre Threshold;

(8)                                 materialmen’s, mechanics’, operators’ or other similar Liens arising (A) in the ordinary course of business or (B) incident to the construction or improvement of any property in the ordinary course of business, in each case for amounts not yet due and payable (including any amounts being withheld as provided by Law);

(9)                                 such Title Defects and/or breaches of the special warranty contained in the Assignment that Buyer has waived in writing (or has been deemed to have waived pursuant to Section 4.2(c));

(10)                          Liens burdening the Assets that will be discharged or released at or before Closing;

(11)                          calls on production under existing Contracts;

(12)                          gas balancing and other production balancing obligations and obligations to balance or furnish make-up Hydrocarbons under Hydrocarbon sales, gathering, processing or transportation Contracts;

(13)                          all rights reserved to or vested in any Governmental Entities to control or regulate any of the Assets in any manner or to assess Tax with respect to the Assets, the ownership, use or operation thereof, or revenue, income or capital gains with respect thereto, and all obligations and duties under all applicable Laws of any such Governmental Entity or under any franchise, grant, license or permit issued by any Governmental Entity;

(14)                          zoning and planning ordinances and municipal regulations;

(15)                          the terms and conditions of this Agreement;

(16)                          with respect to non-wellbore sites existing as of the Execution Date, Liens created by landowners that (A) do not materially interfere with the use or ownership of the Assets subject thereto or affected thereby (as currently used or owned) and (B) secure amounts not yet due and payable by such landowners;

(17)                          all other Liens, Contracts, obligations, defects and irregularities affecting the Assets, provided that the net cumulative effect of such items does not: (A) reduce the

Net Revenue Interest with respect to the Target Formation throughout the productive life of any Lease or Well below the Net Revenue Interest set forth on Exhibit A or Exhibit B, as applicable, with respect to the Target Formation for such Lease or Well; (B) obligate Seller to bear a Working Interest with respect to the Target Formation throughout the productive life of any such Well greater than the Working Interest set forth on Exhibit B with respect to the Target Formation for such Well (unless the Net Revenue Interest with respect to the Target Formation throughout the productive life of such Well is greater than the Net Revenue Interest set forth in on Exhibit B in the same or greater proportion as any increase in such Working Interest); (C) reduce the aggregate number of Target Formation Net Mineral Acres below the Target Formation Net Mineral Acre Threshold; or (D) materially interfere with operations currently conducted on the Assets; and

(18)                          following Closing, any matter of which Buyer has Knowledge prior to the Defect Notice Date that could have been claimed as a Title Defect pursuant to Section 4.2(c) but for which Buyer failed to deliver a Notice of Defective Interests with respect thereto in accordance with Section 4.2(c) prior to the Defect Notice Date.

4.2                             Title Defects and Title Benefits.

(a)                                 Title Defect.  The term “Title Defect” means any Lien, obligation, defect, or other matter that causes Seller not to have Defensible Title to any Property, provided, however, that none of the following shall be considered Title Defects:

(1)                                 defects in the chain of title consisting of the failure to recite marital status in a document, unless Buyer provides affirmative evidence that such failure could reasonably be expected to result in another Person’s superior claim of title to the relevant Assets;

(2)                                 defects arising out of lack of survey or lack of metes and bounds description;

(3)                                 defects asserting a change in Working Interest or Net Revenue Interest in a Well based on a change in drilling and spacing units, tract allocation or other changes in pool or unit participation occurring after the Effective Time by a Person other than Seller;

(4)                                 defects arising out of lack of corporate or other entity authorization, unless Buyer provides affirmative evidence that such failure could reasonably be expected to result in another Person’s superior claim of title to the relevant Assets;

(5)                                 defects that have been cured by applicable Laws of limitations, prescription, laches or otherwise;

(6)                                 defects arising as a result of non-consent interests in any Well not being held of record by Seller;

(7)                                 defects based on a gap in Seller’s chain of title in the State of Texas’ records as to any applicable Lease where the State of Texas or its agent is the lessor thereunder, or in the applicable county records in the State of Texas as to the other Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain or runsheet, which documents shall be provided with delivery of a Title Defect Notice with respect to such defects;

(8)                                 defects as a consequence of cessation of production, insufficient production, or failure to conduct operations on any of the Properties held by production, or lands pooled, communitized or unitized therewith, unless Buyer provides affirmative evidence that causes Buyer to reasonably believe the cessation of production, insufficient production or failure to conduct operations would give rise to a right to terminate the Lease in question, which evidence shall be provided with delivery of a Title Defect Notice with respect to such defects;

(9)                                 defects or irregularities resulting from or related to probate proceedings or lack thereof, unless Buyer provides affirmative evidence that such failure could reasonably be expected to result in another Person’s superior claim of title to the relevant Assets;

(10)                          defects arising from prior oil and gas leases relating to the Lands that are terminated, expired or invalid but not surrendered of record;

(11)                          any defect that affects only which Person has the right to receive royalty payments (rather than the amount of such royalty) and that could not reasonably be expected to affect the validity or enforceability of the underlying Lease;

(12)                          defects based on references to lack of information (unless such information (A) is not reflected in the records of the applicable county and (B) is not in the Records made available to Buyer); and

(13)                          the expiration, pursuant to its terms, of any Expiring Lease listed on Exhibit A-2.

(b)                                 Title Benefit.  The term “Title Benefit” means any right, circumstance or condition that operates to (1) increase the Net Revenue Interest of Seller with respect to the Target Formation in any Lease or Well above that shown in Exhibit A or Exhibit B, as applicable, with respect to the Target Formation for such Lease or Well, to the extent the same does not cause a greater than proportionate increase in Seller’s Working Interest with respect to the Target Formation for any such Well above that shown in Exhibit B with respect to the Target Formation for such Well or (2) increase the aggregate number of Target Formation Net Mineral Acres to which Seller is entitled with respect to the Assets above the Target Formation Net Mineral Acre Threshold.

(c)                                  Notice of Defective Interest.  On or before the Defect Notice Date, Buyer shall notify Seller in writing of any matters that, in Buyer’s reasonable opinion, constitute a Title Defect (such notice, a “Notice of Defective Interests”).  To be effective, each Notice of Defective Interests shall be in writing and contain the following: (1) a clear description of the alleged Title Defect, (2) each Property affected by the alleged Title Defect (each such Property, a “Title Defect Property”), (3) the Allocated Value of each Title Defect Property, (4) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by

Seller) to verify the existence of the alleged Title Defect, and (5) the amount which Buyer reasonably believes to be the Title Defect Amount as provided for in Section 4.2(e), and the computations and information upon which Buyer’s beliefs are based.  To give Seller an opportunity to commence reviewing and curing Title Defects, prior to the Defect Notice Date, Buyer agrees to use its reasonable efforts to give Seller weekly notices of all Title Defects discovered by Buyer during the preceding week; provided that any such notice may be preliminary in nature and supplemented prior to the Defect Notice Date.  Other than with respect to Buyer’s (A) remedies for breaches of Section 8.1(b)(1) and Section 8.1(b)(3), and (B) rights under the special warranty set forth in the Assignment, any matters that may otherwise constitute a Title Defect, but of which Seller has not been notified by Buyer in a Notice of Defective Interests delivered in accordance with this Section 4.2(c) prior to the Defect Notice Date, shall be deemed to have been waived by Buyer for all purposes.

(d)                                 Notice of Title Benefits.  On or prior to the Defect Notice Date, Buyer will promptly furnish Seller with written notice (in accordance with the requirements for a Title Benefit Notice below) of any matters that, in Buyer’s reasonable opinion, could constitute a Title Benefit, and that is discovered by any of Buyer’s or any of its Representatives (for the avoidance of doubt, including any title attorneys, landmen or other title examiners) while conducting Buyer’s Due Diligence Review.  On or before the Defect Notice Date, Seller shall advise Buyer in writing of any matters that, in Seller’s reasonable opinion, constitute a Title Benefit (each such notice, a “Title Benefit Notice”).  Each Title Benefit Notice shall be in writing and contain the following:  (1) a clear description of the Title Benefit, (2) each Property affected by the Title Benefit (each such Property, a “Title Benefit Property”), (3) the Allocated Value of each Title Benefit Property, (4) supporting documents reasonably necessary for Buyer (as well as any title attorney or examiner hired by Buyer) to verify the existence of the Title Benefit, and (5) the amount which Seller reasonably believes to be the Title Benefit Amount for each Title Benefit Property and the computations and information upon which Seller’s belief is based.  Subject to Seller’s remedy for a breach of this Section 4.2(d) by Buyer, Seller shall be deemed to have waived all Title Benefits of which it has not given, or received, notice on or before the Defect Notice Date.

(e)                                  Title Defect Amount. Subject to the provisions of Section 4.2(f), the “Title Defect Amount” means the amount by which the Allocated Value of a Title Defect Property affected by a Title Defect is reduced as a result of the existence of such Title Defect, which amount shall be determined in accordance with the following methodology, terms and conditions:

(1)                                 if Buyer and Seller agree in writing on the Title Defect Amount, that amount shall be the Title Defect Amount;

(2)                                 if the Title Defect is a Lien that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount of the payment necessary to remove such Title Defect from the Title Defect Property;

(3)                                 in the event that the Title Defect is the actual failure of Seller to own a number of Target Formation Net Mineral Acres equal to the Target Formation Net Mineral Acre Threshold in the aggregate, then the Title Defect Amount shall be an amount equal to the Allocated Value of the Leases multiplied by a fraction, (A) the numerator of which is the difference between (i) the actual aggregate number of Target Formation Net Mineral Acres covered by the Leases, and (ii) the Target Formation Net Mineral Acre Threshold, and (B) the denominator of which shall be the Target Formation Net Mineral Acre Threshold;

(4)                                 in the event that the Title Defect for any Lease or Well is the actual failure of Seller to own the represented Net Revenue Interest with respect to the Target Formation for such Lease or Well set forth on Exhibit A or Exhibit B, as applicable, then the Title Defect Amount shall be equal to the Allocated Value of the Title Defect Property multiplied by a fraction, (A) the numerator of which is the difference between (i) the actual Net Revenue Interest with respect to the Target Formation for the Title Defect Property, and (ii) the Net Revenue Interest with respect to the Target Formation for such Title Defect Property as set forth on Exhibit A or Exhibit B, as applicable, and (B) the denominator of which is the Net Revenue Interest with respect to the Target Formation for such Title Defect Property as set forth on Exhibit A or Exhibit B, as applicable; and

(5)                                 if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (1), (2), (3) or (4) above, the Title Defect Amount shall be determined by taking into account the following factors:  (A) any potential discrepancy between (i) the Net Revenue Interest with respect to the Target Formation or Working Interest with respect to the Target Formation for such Title Defect Property and (ii) the Net Revenue Interest with respect to the Target Formation or Working Interest with respect to the Target Formation as stated on Exhibit A or Exhibit B, as applicable; (B) the Allocated Value of the Title Defect Property; (C) the portion of the Title Defect Property affected by the Title Defect; (D) the legal effect of the Title Defect; (E) the values placed upon the Title Defect by Buyer and Seller; and (F) such other reasonable factors as are necessary to make a proper evaluation.

Notwithstanding anything to the contrary in this ARTICLE 4, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property and if a Title Defect is reasonably susceptible to being cured, the Title Defect Amount attributable to such Title Defect shall not exceed the cost and expense to cure such Title Defect.

(f)                                   Title Deductibles.  Notwithstanding anything to the contrary in this Agreement, (1) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller in connection with the transactions contemplated hereby for any Title Defect affecting a Title Defect Property for which the Title Defect Amount attributable thereto does not exceed $50,000 (“Individual Title Threshold”); and (2) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller in connection with the transactions contemplated hereby for any Title Defect Amount attributable to a Title Defect affecting a Title Defect Property that exceeds the Individual Title Threshold unless (A) the sum of (i) the aggregate Title Defect Amounts of all such Title Defects exceeding the Individual Title Threshold (i.e. the entire amount of any such Title Defect Amounts from the first dollar for those Title Defects which exceed the Individual Title Threshold), excluding any Title Defects cured by Seller, plus (ii) the aggregate Environmental Defect Values of all Environmental Defects that exceed the Individual Environmental Threshold (i.e. the entire amount of any such Environmental Defect Values from the first dollar for those Environmental Defects which exceed the Individual Environmental Threshold), excluding any Environmental Defects Remediated by Seller, minus (iii) all Title Benefit Amounts (the amount obtained pursuant to subsections (i) - (iii) above, the “Total Defect Sum”), exceeds (B) the Aggregate Defect Deductible, after which point, Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to the amount by which the Total Defect Sum exceeds the Aggregate Defect Deductible.  For the avoidance of doubt (I) in no event will Buyer be entitled to claim any remedies under Section 4.2(f), Section 4.2(j), Section 5.3(b) or Section 5.3(e) for any Title Defects and/or Environmental Defects to the extent any Title Defect Amounts or Environmental Defect Values attributable thereto, in the aggregate, exceed the Total Defect Sum minus the Aggregate Defect Deductible, and (II) once the Individual Title Threshold has been met with respect to a Title Defect Amount or the Individual Environmental Threshold has been met with respect to an Environmental Defect Value all of such amounts (relating back to the first dollar) shall be included in the determination of the Total Defect Sum.  If any Asset is excluded pursuant to Section 4.2(j)(2) or Schedule 1.1(e), any Title Defect Amount relating to such excluded Asset will not be counted towards the Aggregate Defect Deductible.

(g)                                  Title Benefit Amount.  The “Title Benefit Amount” means the amount by which the Allocated Value of a Title Benefit Property affected by a Title Benefit is increased as a result of the existence of such Title Benefit.  Each Title Benefit Amount shall be determined in accordance with the same methodology, terms and conditions for determining each Title Defect Amount.  With respect to any Title Benefit reported under Section 4.2(d) and provided that the Title Benefit Amount with respect thereto is in excess of the Individual Title Threshold, the Title Benefit Amount attributable to such Title Benefit shall be used to reduce the amount of the aggregate Title Defect Amounts and Environmental Defect Values attributable to Title Defects and Environmental Defects properly and timely raised by Buyer after taking into account the Individual Title Threshold and the Individual Environmental Threshold, as applicable.  If the Parties cannot reach an agreement on alleged Title Benefits or Title Benefit Amounts by the scheduled Closing, then (1) the average of Seller’s and Buyer’s good faith estimate of such disputed Title Benefit Amount shall be used in calculating the reduction to the Title Defect Amounts and Environmental Defect Values pursuant to this Section 4.2(g) to the extent applicable, and (2) the provisions of Section 4.3 shall apply.  For the avoidance of doubt, Seller shall not be entitled to any remedy with respect to any claimed Title Benefit if the applicable Title Benefit Amount with respect thereto is not in excess of the Individual Title Threshold.

(h)                                 Title Adjustment Amount.  The amount by which the Purchase Price is to be adjusted in accordance with this ARTICLE 4 for Title Defect Amounts (after, for the avoidance of doubt, taking into account any offsetting Title Benefit Amounts) shall be referred to as the “Title Adjustment Amount”.  For the avoidance of doubt, any Title Defect Amount attributable to any Asset excluded pursuant to Schedule 1.1(e) shall not be counted in determining the Title Adjustment Amount, including determining the Title Adjustment Amount for purposes of Section 2.4(d)(1) and Section 11.1(g).

(i)                                     Seller’s Right to Cure.  Continuing until four Business Days prior to Closing (such period of time, the “Cure Period”), Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove any Title Defects timely asserted by Buyer pursuant to

Section 4.2(c).  If Seller believes that it has cured any applicable Title Defect, Seller shall deliver written notice thereof to Buyer, together with supporting documents available to Seller and reasonably necessary for Buyer (as well as any title attorney or examiner hired by Buyer) to verify the cure of such Title Defect.  Buyer shall, at or prior to the end of the Cure Period, advise Seller in writing whether it agrees or (pursuant to a Title Dispute Notice, as described in Section 4.3) Disputes that any such Title Defect has been so cured; provided that Buyer’s failure to timely respond to Seller’s notice of cure shall be deemed Buyer’s rejection that such Title Defect has been cured.  If Buyer timely notifies Seller of a Dispute as to Seller’s attempted cure of any Title Defect or is deemed to reject such claim through its failure to timely respond, then (subject to Section 4.2(j)), the provisions of Section 4.3 shall apply to such Title Defect.

(j)                                    Remedies for Title Defects.  Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to Section 4.2(f), in the event that any Title Defect timely asserted by Buyer in accordance with Section 4.2(c) is not waived in writing by Buyer or cured by Seller prior to the end of the Cure Period, then the Parties shall mutually agree in writing to one of the following remedies with respect to such Title Defect:

(1)                                 reduce the Purchase Price by the Title Defect Amount applicable to such Title Defect;

(2)                                 require Seller to retain the entirety of the Title Defect Property that is subject to such Title Defect (together with all related Assets) and reduce the Purchase Price by an amount equal to the Allocated Value of the Assets so retained; or

(3)                                 require Seller to indemnify Buyer against all Losses resulting from such Title Defect with respect to the applicable Title Defect Property pursuant to an indemnity agreement mutually acceptable to the Parties;

provided, however, that in the event the Parties do not agree in writing by Closing on an election of alternative (1), (2) or (3) above with respect to any Title Defect, the Parties shall be deemed to have agreed to alternative (2) above with respect to such Title Defect.  As to any Title Defect timely asserted by Buyer in accordance with Section 4.2(c) which remains uncured by Seller prior to the end of the Cure Period and for which a corresponding Title Defect Amount is included in the Title Adjustment Amount at Closing (including, for the avoidance of doubt, any Title Defect which Seller has chosen to dispute pursuant to Section 4.3), Seller also shall retain the right, but not the obligation, to attempt to cure each such Title Defect after Closing at Seller’s sole cost and expense; provided that Seller shall furnish notice to Buyer of Seller’s belief that it has cured any such Title Defect (together with supporting documents available to Seller and reasonably necessary for Buyer, as well as any title attorney or examiner hired by it, to verify the cure of any such Title Defect), by no later 15 days prior to the Final Settlement Statement Due Date.  If Buyer disagrees that the Title Defect has been cured, it shall so advise Seller in writing within five Business Days after receipt of Seller’s notice as provided above, following which the provisions of Section 4.3 will apply to resolve such Dispute, and the Final Settlement Statement Due Date shall be extended to the extent necessary to complete the Dispute resolution procedure as provided for in Section 4.3.  Should Buyer (A) fail to respond to Seller’s notice of cure in such five Business Day period, then Buyer shall be deemed to have (i) agreed that the Title Defect has been cured and (ii) waived its Claim with respect to such Title Defect, or (B) agree that the Title Defect has been cured, and then, in each case, the Title Defect Amount attributable thereto and included in the Title Adjustment Amount used to adjust the Purchase Price at Closing shall be credited to Seller in the Final Settlement Statement.

4.3                             Title Dispute Resolution.  If prior to the Closing or, with respect to the adequacy of Seller’s Title Defect curative actions after Closing, after the Closing, the Parties are unable to resolve any Title Disputed Matter, then either Party shall have the right, upon the delivery of written notice to the other Party (each, a “Title Dispute Notice”), to Dispute such Title Disputed Matter and to invoke the Dispute resolution provisions below in this Section 4.3 in order to resolve any such Dispute.  As used herein, the term “Title Disputed Matter” means a Dispute regarding any of the following: (w) the existence and scope of a Title Defect or Title Benefit; (x) any Title Defect Amount or Title Benefit Amount, as the case may be; (y) the Title Adjustment Amount, if any; and (z) the adequacy of Seller’s Title Defect curative actions.  As to any Dispute regarding the adequacy of Seller’s Title Defect curative actions after Closing as provided for in Section 4.2(j), the Final Settlement Statement Due Date shall be extended to the extent necessary to complete the Dispute resolution procedure as provided for below in this Section 4.3.  Any Title Dispute Notice must be delivered on or before the tenth Business Day after Closing except with respect to Disputes relating to any of Seller’s Title Defect curative actions conducted post-Closing.  Any Title Dispute Notice relating to any of Seller’s Title Defect curative actions conducted post-Closing must be delivered within ten Business Days following Buyer’s receipt of notice from Seller that it has cured the applicable Title Defect.  In no event will Closing be delayed on account of any Title Disputed Matter and, if the Title Defect Property affected thereby is transferred to Buyer at Closing, the average of the Parties’ respective good faith estimates of the Title Defect Amounts attributable to such Title Defect Property shall be used in the calculation and determination of the Title Adjustment Amount to be used at Closing.

(a)                                 The Parties shall attempt to resolve all Title Disputed Matters through good faith negotiations for a period of 20 days after the delivery of a Title Dispute Notice by either Party.  Following such negotiation period, if the Title Disputed Matter at issue remains in Dispute, such Title Disputed Matter shall be resolved pursuant to this Section 4.3 and the Parties shall mutually appoint an independent expert having the qualifications specified below (the “Title Defect Expert”).  If the Parties are unable to mutually agree upon the Title Defect Expert, then the Parties shall, within ten days after the expiration of such negotiation period, request (and either Party may so request alone if the other Party refuses to jointly act in good faith to do so during such ten day period) that the AAA, acting through its offices in Houston, Texas, appoint the Title Defect Expert.  The Title Defect Expert shall be a licensed title attorney having a minimum of ten years’ experience with regard to the types of title defects affecting the Properties involved in the Title Disputed Matter, shall be without any conflicts of interest as to the Parties, and shall not have been employed by or undertaken more than $50,000 of work, in the aggregate, for either Party or its Affiliates within the five year period preceding the submission of the Dispute.  For the avoidance of doubt, the Title Defect Expert will function as an expert in accordance with the procedures set forth in this Section 4.3, and not as an arbitrator.

(b)                                 Within 30 days following the appointment of the Title Defect Expert, Seller and/or Buyer shall provide the Title Defect Expert with a copy of this Agreement, and each Party shall provide, both to the Title Defect Expert and each other, a summary of its position with regard to each such outstanding Title Disputed Matter in a written document of five pages or less per Title Disputed Matter.  The Parties shall instruct the Title Defect Expert that, within 30 days after receiving the Parties’ respective submissions, the Title Defect Expert shall render a written decision.  In rendering its decision, the Title Defect Expert shall not award (1) a higher Title Defect Amount than the lower of (A) the Allocated Value of the applicable Property or (B) the amount claimed by Buyer in its summary, (2) a higher Title Benefit Amount than the amount claimed by Seller in its summary, (3) a lower Title Benefit Amount than the amount claimed by Buyer in its summary or (4) a lower Title Defect Amount than that amount claimed by Seller in its summary, as applicable.  The Title Defect Expert shall determine the specific disputed Title Defect, Title Benefit, Title Defect Amount, Title Benefit Amount or the adequacy of Seller’s Title Defect curative actions, as the case may be, submitted by either Party and may not award damages, interest or penalties to either Party with respect to any other matter.  Any decision rendered by the Title Defect Expert pursuant hereto shall be final, conclusive, and binding on Seller and Buyer, and will be enforceable against each Party in any court having jurisdiction hereof or jurisdiction of either or both Parties, but is not reviewable by, or appealable to, any court except in the event of fraud.  The Parties shall each bear one-half of the costs of the Title Defect Expert and of any associated dispute resolution process and proceedings, except that the Parties shall each bear its own legal fees with respect to any Dispute.

(c)                                  If the Title Defect Expert determines that a Title Defect did not exist or that a Title Defect existed but was cured by Seller, then any Title Defect Amount attributable thereto that was included in the Title Adjustment Amount used at Closing, if any, shall be credited to Seller in the Final Settlement Statement.

(d)                                 If the Title Defect Expert determines that a Title Defect exists, but that the Title Defect Amount attributable thereto is a lesser amount than any Title Defect Amount with respect thereto that was included in the Title Adjustment Amount used at Closing, if any, then the difference thereof shall be credited to Seller in the Final Settlement Statement.

(e)                                  If the Title Defect Expert determines that a Title Defect exists, such Title Defect has not been cured by Seller and the Title Defect Amount attributable thereto is a greater amount than any Title Defect Amount with respect thereto that was included in the Title Adjustment Amount used at Closing, if any, then the difference thereof shall be credited to Buyer in the Final Settlement Statement.

(f)                                   Any such adjustments to the amount of the Purchase Price will be reflected in the Final Settlement Statement as applicable.

For the avoidance of doubt, if any Asset is retained by Seller pursuant to Section 4.2(j)(2), the Dispute resolution provisions set forth in this Section 4.3 will not apply and no conveyance of such Asset will thereafter be made to Buyer and no payment shall be required of Buyer in connection with any such Asset so retained.

4.4                             Preferential Rights and Consents.

(a)                                 Preferential Purchase Rights.  Promptly following the Execution Date, and in any event within five Business Days following the Execution Date, Seller shall send notices to the holder of each Preferential Right listed on Schedule 6.6 in accordance with the terms of the instruments giving rise to such Preferential Rights.  Seller shall promptly provide a copy of each such notice to Buyer following the delivery thereof by Seller.  Seller shall use commercially reasonable efforts to cause written waivers of such Preferential Rights to be obtained and delivered prior to Closing; provided that Seller shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Preferential Rights in order to obtain the required waivers.  Buyer shall reasonably cooperate with Seller in seeking to obtain such waivers of Preferential Rights; provided that Buyer shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Preferential Rights in order to obtain the required waivers.  Any Preferential Right must be exercised subject to all terms and conditions set forth in this Agreement (including all thresholds, deductibles and other amounts except for the cash consideration, which shall equal the Allocated Value for such property), including the successful Closing of this Agreement pursuant to ARTICLE 12 as to those Assets for which Preferential Rights have not been exercised.  The consideration payable under this Agreement for any particular Asset for purposes of Preferential Rights notices shall be the Allocated Value for such Asset, subject to adjustment pursuant to Section 2.4 and Section 13.1.  If, prior to the Closing Date, either Party discovers any required Preferential Right for which notices have not been delivered pursuant to the first sentence of this Section 4.4(a), then (x) the Party making such discovery shall provide the other Party with written notification of such Preferential Right, (y) Seller, following delivery or receipt of such written notification, as applicable, will promptly send notices to the holders of such Preferential Rights in accordance with the terms of the instrument giving rise to such Preferential Right, and (z) the terms and conditions of this Section 4.4(a) shall apply to the Assets subject to such Preferential Right.

(1)                                 If, prior to Closing, any holder of a Preferential Right notifies Seller that it intends to consummate the purchase of the Assets to which its Preferential Right applies or if the time for exercising such Preferential Right has not expired, then the Assets subject to such Preferential Right (together with all related Assets) shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the sum of the Allocated Values of such Assets so excluded.

(2)                                 Seller shall be entitled to all proceeds paid by any Person exercising a Preferential Right prior to Closing.  If such holder of such Preferential Right thereafter fails to consummate the purchase of the Assets subject to such Preferential Right (together with all related Assets) on or before the end of the time period for closing such sale or the time for exercising such Preferential Right expires without exercise by the holder thereof, then (A) Seller shall so notify Buyer, (B) Seller shall assign to Buyer, on the tenth Business Day following the end of such time period or termination of such right without exercise, such Assets that were so excluded at Closing pursuant to an instrument in substantially the same form as the Assignment, and (C) Buyer shall pay to Seller, by wire transfer of immediately available funds, the amount by which the Purchase Price was reduced at Closing with respect to such excluded Assets, as adjusted pursuant to Section 2.4 and Section 13.1.

(3)                                 All Assets for which any applicable Preferential Right has been waived in writing, or as to which the time for exercising the applicable Preferential Right has expired, in each case, prior to Closing, shall be transferred to Buyer at Closing, subject to the other provisions of this Agreement.

(b)                                 Consents.  Promptly following the execution of this Agreement, and in any event within five Business Days following the Execution Date, Seller shall send notices to the holder of each Consent listed on Schedule 6.5 requesting such holder’s applicable written Consent to the transactions contemplated hereby.  Seller shall use commercially reasonable efforts to cause such Consents to be obtained and delivered prior to Closing; provided that Seller shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Consents in order to obtain the required Consents.  Buyer shall reasonably cooperate with Seller in seeking to obtain such Consents to assignment; provided that Buyer shall not be required to make payments or undertake other obligations to or for the benefit of the holders of such Consents in order to obtain the required Consents.  If, prior to the Closing Date, either Party discovers any Consents for which notices have not been delivered pursuant to the first sentence of this Section 4.4(b), then (x) the Party making such discovery shall provide the other Party with written notification of such Consents, (y) Seller, following delivery or receipt of such written notification, as applicable, will promptly send notices to the holders of Consents requesting such Consents, and (z) the terms and conditions of this Section 4.4(b) shall apply to the Assets subject to such Consents.

(1)                                 If (A) Seller fails to obtain any such Consent prior to Closing and the failure to obtain such Consent would (i) cause the assignment of the Assets affected thereby to Buyer to be void, (ii) give the holder of such Consent the right to terminate the applicable underlying Lease, Surface Contract or Applicable Contract under the express terms thereof or (iii) give the holder of such Consent a Claim for liquidated damages pursuant to the express terms of the applicable underlying Lease, Surface Contract or Applicable Contract, (B) Seller fails to obtain a Consent held by a Governmental Entity prior to Closing, or (C) a Consent requested by Seller is denied in writing, then, in each case, the Assets affected by such un-obtained Consent (together with all related Assets, the “Affected Assets”) shall be excluded from the Assets to be assigned to Buyer at Closing, and the Purchase Price shall be reduced by the sum of the Allocated Value of such Affected Assets.

(2)                                 If any such Consent relating to Affected Assets that was not obtained prior to Closing is obtained within 60 days following the Closing, then (A) on the 15th Business Day after such Consent is obtained, Seller shall assign such Affected Assets to Buyer pursuant to an instrument in substantially the same form as the Assignment, and (B) Buyer shall pay to Seller, by wire transfer of immediately available funds, the amount by which the Purchase Price was reduced at Closing with respect to such Affected Assets, as adjusted pursuant to Section 2.4 and Section 13.1, and as would be further adjusted for such Affected Asset pursuant to Section 2.4 and Section 13.1 as if the Closing had occurred on the date of such assignment such that Buyer shall receive the benefit of such transferred asset and bear the burden of such transferred asset from the Effective Time.

(3)                                 If Seller fails to obtain any such Consent prior to Closing and (A) the failure to obtain such Consent would not (i) cause the assignment of the Assets affected thereby to Buyer to be void, (ii) give the holder of such Consent the right to terminate the applicable underlying Lease, Surface Contract or Applicable Contract under the express terms thereof or (iii) give the holder of such Consent a Claim for liquidated damages pursuant to the express terms of the applicable underlying Lease, Surface Contract or Applicable Contract, (B) the holder of such Consent is not a Governmental Entity and (C) such Consent requested by Seller is not denied in writing by the holder thereof, then (I) the Assets subject to such un-obtained Consent shall nevertheless be assigned by Seller to Buyer at Closing as part of the Assets and Seller (for a period of 60 days following Closing) and Buyer shall each use their commercially reasonable efforts following Closing to obtain such Consent, (II) Buyer shall have no claim against Seller, and Seller shall have no liability for, the failure to obtain any such Consent and (III) Buyer shall be responsible from and after the Closing for any and all Losses arising from the failure to obtain such Consent.

ARTICLE 5
ENVIRONMENTAL MATTERS

5.1                             Definitions.  For the purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Condition” means any circumstance, status or defect that, with notice to the Governmental Entity with jurisdiction, would currently require Remediation under Environmental Laws.

(b)                                 “Environment” means all or any of the following media: land (whether on or below the surface of the earth or beneath the surface of any waters); air or water, whether on or below the surface of the earth or whether contained within buildings or other natural or man-made structures above or below ground or below any waters; and any living organism (including man) supported by the foregoing media.

(c)                                  “Environmental Defect” means a Condition of or affecting the Environment in, on, under or relating to a particular Asset (including air, land, soil, surface and subsurface strata, surface water, groundwater, or sediments).

(d)                                 “Environmental Law” or “Environmental Laws” means any federal, tribal, state, local or foreign law (including common law), statute, rule, regulation, requirement, ordinance and any writ, decree, bond, authorization, approval, license, permit, registration, binding criteria, standard, consent decree, settlement agreement, judgment, order, directive or binding policy issued by or entered into with a Governmental Entity pertaining or relating to:  (1) pollution or pollution control, including, without limitation, storm water; (2) protection of the Environment or of human health, including from exposure to Hazardous Materials; (3) employee safety in the workplace; or (4) the management, presence, use, generation, processing, extraction, treatment, recycling, refining, reclamation, labeling, transport, storage, collection, distribution, disposal or release or threat of release of Hazardous Materials.  “Environmental Laws” shall include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act (as amended by the Resource Conservation and Recovery Act), 42 U.S.C. § 6901 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act, 15 U.S.C.

§ 2601 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f et. seq, the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the National Historic Preservation Act, 16 U.S.C. §470 et seq. and the regulations and orders respectively promulgated thereunder, each as amended, or any equivalent or analogous state or local statutes, laws or ordinances, any regulation promulgated thereunder and any amendments thereto.

(e)                                  “Environmental Liabilities” means all Losses involving any pollution of or other harm to or destruction of the Environment or any natural resources, including the payment of natural resource damages that are assessed by any Governmental Entity and any Losses attributable to the Remediation of any such damage, brought or assessed by or in favor of any Persons, including any Governmental Entity, to the extent any of the foregoing directly or indirectly involves the Assets or the presence, disposal, release or threatened release of any Hazardous Materials of any kind in, on or under the Assets or any other premises to the extent directly or indirectly relating to operations involving the Assets or the transportation, disposal or other handling of Hazardous Materials generated by or otherwise attributable to operations involving the Assets, whether any of the foregoing is created, arises or otherwise relates or is attributable to any period of time, whether before or after Seller acquired ownership of the Assets and whether before, on or after the Effective Time.

(f)                                   “Hazardous Materials” means, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material, oil, or petroleum waste, subject to regulation, investigation, control, or Remediation under any Environmental Law.

(g)                                  “Plugging and Abandonment Obligations” means any and all responsibility and liability, in accordance with all applicable Laws, Leases, Surface Contracts and other Contracts, permits or any orders, directives or other requirements of any applicable Governmental Entities or otherwise as required for reasonable and prudent oilfield operations, for all of the following, arising out of or otherwise relating to the ownership or operation of the Assets, directly or indirectly, whether attributable to any period of time before, on or after the Effective Time: (1) the necessary and proper plugging, replugging and abandonment of all Wells; (2) the necessary and proper removal, closure, abandonment, decontamination and disposal, as applicable, of all structures, facilities, pits, pipelines, Equipment, operating inventory, abandoned property, trash, refuse, wastes and junk located on, comprising part of or otherwise attributable to the Assets in connection with any activities referenced in this item (2) or the foregoing item (1); (3) the necessary and proper capping and burying of all associated flow lines and other pipelines located on or comprising part of the Assets, including in connection with any of the activities referenced in the foregoing items (1) or (2); and (4) the necessary and proper restoration of the surface and subsurface of the Properties to the condition as required pursuant to all applicable Laws, Leases, Surface Contracts and Contracts, in connection with any of the activities referenced in the foregoing items (1), (2) or (3).

(h)                                 “Remediation” or “Remediate” means investigation, assessment, characterization, delineation, monitoring, sampling, analysis, response action, removal, corrective action, mitigation, decontamination, treatment, cleanup and disposal of Hazardous Materials and restoration of any harm or damage to, or replacement of any destruction of, the Environment or any natural resources (including the payment of natural resource damages that are assessed by any Governmental Entity, including for the loss of use thereof), in each case, to the extent required by applicable Environmental Laws.

5.2                             Exclusive Remedy.  Other than Buyer’s remedies for breaches of Section 6.15, Section 5.3 shall constitute the sole and exclusive rights and remedies of Buyer as against Seller or its Affiliates with respect to any Environmental Defect, the existence of any Condition with respect to the Assets, the Remediation of any such Environmental Defect or Condition, or Seller’s or its predecessors’ failure to comply with Environmental Laws with respect to the Assets.

5.3                             Environmental Defects.

(a)                                 Environmental Defect Notices.  On or before the Defect Notice Date, Buyer shall notify Seller in writing of any matters that, in Buyer’s reasonable opinion, constitute an Environmental Defect (such notice, an “Environmental Defect Notice”).  To be effective, each Environmental Defect Notice shall be in writing and contain the following: (1) a clear description of the alleged Environmental Defect, (2) each Asset affected by the alleged Environmental Defect (each such Asset, an “Environmental Defect Property”), (3) the Allocated Value, if any, of each Environmental Defect Property, (4) supporting documents that are in Buyer’s or its Representatives’ possession, if any, that are reasonably necessary for Seller (as well as any environmental consultant hired by Seller) to verify the existence of the alleged Environmental Defect, and (5) the amount that Buyer reasonably believes is the cost to Remediate each alleged Environmental Defect, net to Seller’s interest in the applicable Assets (the “Environmental Defect Value”), and the computations and information upon which Buyer’s belief is based.  To give Seller an opportunity to commence reviewing and curing Environmental Defects prior to the Defect Notice Date, Buyer agrees to use its reasonable efforts to give Seller weekly notices of all Environmental Defects discovered by Buyer during the preceding week; provided that any such notice may be preliminary in nature and supplemented prior to or on the Defect Notice Date.  Buyer’s failure to provide such weekly notices shall not constitute a waiver of an Environmental Defect provided an Environmental Defect Notice is delivered to Seller prior to the Defect Notice Date.  Other than with respect to Buyer’s remedies for breaches of Section 6.15, any matters that may otherwise constitute an Environmental Defect, but of which Seller has not been notified by Buyer in an Environmental Defect Notice delivered in accordance with this Section 5.3(a) prior to the Defect Notice Date, shall be deemed to have been waived by Buyer for all purposes.

(b)                                 Environmental Deductibles.  Other than with respect to Buyer’s remedies for breaches of Section 6.15, notwithstanding anything to the contrary in this Agreement, (1) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller in connection with the transactions contemplated hereby for any Environmental Defect affecting an Environmental Defect Property for which the Environmental Defect Value attributable thereto does not exceed $100,000 (“Individual Environmental Threshold”); and (2) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller in connection with the transactions contemplated hereby for any Environmental Defect Value attributable to an Environmental Defect affecting an Environmental Defect Property that exceeds the Individual Environmental Threshold unless the Total Defect Sum exceeds the Aggregate Defect Deductible, after which point, Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to the amount by which the Total Defect Sum exceeds the Aggregate Defect Deductible.  For the avoidance of doubt (I) in no event will Buyer be entitled to claim any remedies under Section 4.2(f), Section 4.2(j), Section 5.3(b) or Section 5.3(e) for any Title Defects or Environmental Defects to the extent any Title Defect Amounts and/or Environmental Defect Values attributable thereto, in the aggregate, exceed the Total Defect Sum minus the Aggregate Defect Deductible, and (II) once the Individual Title Threshold has been met with respect to a Title Defect Amount or the Individual Environmental Threshold has been met with respect to an Environmental Defect Value all of such amounts (relating back to the first dollar) shall be included in the determination of the Total Defect Sum.  If any Asset is excluded pursuant to Section 5.3(e)(3) or Schedule 1.1(e), any Environmental Defect Value relating to such excluded Asset will not be counted towards the Aggregate Defect Deductible.

(c)                                  Environmental Adjustment Amount.  The amount by which the Purchase Price is to be adjusted in accordance with this ARTICLE 5 for Environmental Defect Values shall be referred to as the “Environmental Adjustment Amount”.  For the avoidance of doubt, any Environmental Defect Value attributable to any Asset excluded pursuant to Schedule 1.1(e) shall not be counted in determining the Environmental Adjustment Amount, including determining the Environmental Adjustment Amount for purposes of Section 2.4(d)(2) and Section 11.1(g).

(d)                                 Seller’s Right to Remediate.  Continuing until the end of the Cure Period, Seller shall have the right, but not the obligation, to attempt, at its sole cost, to Remediate any Environmental Defects timely asserted by Buyer pursuant to Section 5.3(a).  If Seller believes that it has Remediated any applicable Environmental Defect, Seller shall deliver written notice thereof to Buyer, together with supporting documents available to Seller and reasonably necessary for Buyer (as well as any environmental consultant hired by Buyer) to verify the Remediation of the Environmental Defects.  Buyer shall, within two Business Days following the end of the Cure Period, advise Seller in writing whether it agrees or (pursuant to an Environmental Dispute Notice, as described in Section 5.3(f)) Disputes that the Environmental Defect has been so Remediated; provided that Buyer’s failure to timely respond to Seller’s notice of Remediation shall be deemed Buyer’s rejection of the claim that the Environmental Defect has been Remediated.  If Buyer timely notifies Seller of a Dispute as to Seller’s attempted Remediation of any Environmental Defect or is deemed to reject such claim through its failure to timely respond, then (subject to Section 5.3(e)) the provisions of Section 5.3(f) shall apply to such Environmental Defect.

(e)                                  Remedies for Environmental Defects.  Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Environmental Defect Value asserted with respect thereto and subject to Section 5.3(b), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 5.3(a) is not waived in writing by Buyer or Remediated by Seller prior to the end of the Cure Period, then the Parties shall mutually agree in writing to one of the following remedies with respect to such Environmental Defect:

(1)                                 reduce the Purchase Price by the Environmental Defect Value applicable to such Environmental Defect;

(2)                                 require Seller to indemnify Buyer against all Losses resulting from such Environmental Defect and associated Remediation pursuant to an indemnity agreement mutually agreed by the Parties, under which Seller agrees to fully, unconditionally and irrevocably indemnify and hold harmless Buyer from any and all Losses arising out of or resulting from such Environmental Defect; or

(3)                                 require Seller to retain the entirety of the Asset that is subject to such Environmental Defect (together with all related Assets), and reduce the Purchase Price by an amount equal to the sum of the Allocated Value of the Assets so retained;

provided, however, that in the event the Parties do not agree in writing by Closing on an election of alternative (1), (2) or (3) above with respect to any Environmental Defect, the Parties shall be deemed to have agreed to alternative (3) above with respect to such Environmental Defect.  If the Parties elect the option set forth in clause (1) above, then Buyer shall be deemed to have assumed responsibility for all costs and expenses attributable to the Remediation of the applicable Environmental Defect and all Losses with respect thereto, and Buyer’s obligations with respect thereto shall be deemed to constitute Assumed Liabilities.  If the Parties elect the option set forth in clause (2) above, Seller shall have the right to elect to assume responsibility for the Remediation of such Environmental Defect following Closing and, if Seller so elects (A) Seller shall use its reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake and (B) Buyer, effective as of the Closing, hereby grants to Seller and its representatives access to the Assets to conduct such Remediation; provided that the indemnity agreement in place contains mutually acceptable indemnification and release and other procedures applicable in connection with Seller’s Remediation efforts that are similar in scope to the obligations of Buyer in ARTICLE 3 as if Seller were the Buyer in such instance.  If the Parties are unable to mutually agree upon acceptable access and indemnification and release procedures, Buyer shall assume responsibility for the Remediation of the Environmental Defect following Closing and shall implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Buyer elects to undertake, and Seller agrees to indemnify and hold harmless Buyer from any and all Losses arising out of or resulting from such Remediation efforts.

(f)                                   Environmental Dispute Resolution Procedure.  If prior to the Closing the Parties are unable to resolve any Environmental Disputed Matter, then either Party shall have the right, upon the delivery of written notice to the other Party (each, an “Environmental Dispute Notice”), to Dispute such Environmental Disputed Matter and to invoke the Dispute resolution provisions below in this Section 5.3(f) in order to resolve any such Dispute.  As used herein, the term “Environmental Disputed Matter” means a Dispute regarding any of the following:  (w) the existence and scope of an Environmental Defect; (x) any Environmental Defect Value; (y) the Environmental Adjustment Amount, if any; and (z) the adequacy of Seller’s Environmental Defect Remediation actions.  Any Environmental Dispute Notice must be delivered on or before the tenth Business Day after Closing.  In no event will Closing be delayed on account of any Environmental Disputed Matter and if the Environmental Defect Property affected thereby is transferred to Buyer at Closing, the average of the Parties’ respective good faith estimates of the Environmental Defect Values attributable to such Environmental Defect Property shall be used in the calculation and determination of the Environmental Adjustment Amount to be used at Closing.

(1)                                 The Parties shall attempt to resolve all Environmental Disputed Matters through good faith negotiations for a period of 20 days after the delivery of an Environmental Dispute Notice by either Party.  Following such negotiation period, if the Environmental Disputed Matter at issue should remain in Dispute, such Environmental Disputed Matter shall be resolved pursuant to this Section 5.3(f) and the Parties shall mutually appoint an independent expert having the qualifications specified below (the “Environmental Defect Expert”).  If the Parties are unable to mutually agree upon the Environmental Defect Expert, then the Parties shall, within ten days after the expiration of such negotiation period, request (and either Party may so request alone if the other Party refuses to jointly act in good faith to do so during such ten day period) that the AAA, acting through its offices in Houston, Texas, appoint the Environmental Defect Expert.  The Environmental Defect Expert shall be a certified environmental professional having a minimum of ten years’ experience with regard to the types of environmental defects affecting the Properties involved in the Environmental Disputed Matter, shall be without any conflicts of interest as to the Parties, and shall not have been employed by or undertaken more than $50,000 of work, in the aggregate, for either Party or its Affiliates within the five year period preceding the submission of the Dispute.  For the avoidance of doubt, the Environmental Defect Expert will function as an expert in accordance with the procedures set forth in this Section 5.3(f), and not as an arbitrator.

(2)                                 Within 30 days following the appointment of the Environmental Defect Expert, Seller and/or Buyer shall provide the Environmental Defect Expert with a copy of this Agreement, and each Party shall provide, both to the Environmental Defect Expert and each other, a summary of its position with regard to each such outstanding Environmental Disputed Matter in a written document of five pages or less per Environmental Disputed Matter.  The Parties shall instruct the Environmental Defect Expert that, within 30 days after receiving the Parties’ respective submissions, the Environmental Defect Expert shall render a written decision.  In rendering its decision, the Environmental Defect Expert shall not award a higher Environmental Defect Value than the good faith amount claimed by Buyer in its summary or a lower Environmental Defect Value than the good faith amount claimed by Seller in its summary, as applicable.  Any decision rendered by the Environmental Defect Expert pursuant hereto shall be final, conclusive, and binding on Seller and Buyer, and will be enforceable against each Party in any court having jurisdiction hereof or jurisdiction of either or both Parties, but is not reviewable by, or appealable to, any court except in the event of fraud.  The Parties shall each bear one-half of the costs of the Environmental Defect Expert and of any associated Dispute resolution process and proceedings, except the Parties shall each bear its own legal fees with respect to any Dispute.

(3)                                 If the Environmental Defect Expert determines that an Environmental Defect did not exist or that an Environmental Defect existed but was Remediated by Seller, then any Environmental Defect Value attributable thereto that was included in the

Environmental Adjustment Amount used at Closing, if any, shall be credited to Seller in the Final Settlement Statement.

(4)                                 If the Environmental Defect Expert determines that an Environmental Defect exists, but that the Environmental Defect Value attributable thereto is a lesser amount than any Environmental Defect Value with respect thereto that was included in the Environmental Adjustment Amount used at Closing, if any, then the difference thereof shall be credited to Seller in the Final Settlement Statement.

(5)                                 If the Environmental Defect Expert determines that an Environmental Defect exists, such Environmental Defect has not been Remediated by Seller and the Environmental Defect Value attributable thereto is a greater amount than the Environmental Defect Value with respect thereto that was included in the Environmental Adjustment Amount used at Closing, if any, then the difference thereof shall be credited to Buyer in the Final Settlement Statement.

(6)                                 Any such adjustments to the amount of the Purchase Price will be reflected in the Final Settlement Statement as applicable.

For the avoidance of doubt, if any Asset is retained by Seller pursuant to Section 5.3(e)(3), the Dispute resolution provisions set forth in this Section 5.3(f) will not apply and no conveyance of such Asset would be made to Buyer and no payment will thereafter be required by Buyer in connection with any such Asset so retained.

ARTICLE 6
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer as follows:

6.1                             Status.  Seller is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware and is qualified to carry on its business in such other jurisdictions as may be necessary, except where the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect.

6.2                             Power.  Seller has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents to be delivered by Seller at Closing pursuant to this Agreement and to perform its obligations hereunder and thereunder.

6.3                             No Conflicts.  Except as disclosed in Schedule 6.3 and assuming the receipt of all Consents and the waiver of all Preferential Rights, the execution, delivery and performance by Seller of this Agreement and the other documents to be delivered by Seller at Closing pursuant to this Agreement and the consummation of the transactions contemplated herein and therein does not and will not (a) conflict with or result in a breach of any provisions of the Governing Documents of Seller, (b) result in a default or the creation of any Lien (other than a Permitted Encumbrance), or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any Lease, Surface Contract, or Applicable Contract to which Seller is a party or by which Seller or the Assets may be bound or (c) violate any Law applicable to Seller or any of the Assets, except in the case of clauses (b) and (c) where such default, Lien, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.

6.4                             Authorization and Enforceability.  Assuming the due authorization, execution and delivery by Buyer of this Agreement and the other documents to be delivered by Buyer at Closing pursuant to this Agreement, this Agreement constitutes, and the other documents to be delivered by Seller at Closing pursuant to this Agreement will constitute, Seller’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.5                             Consents.  Except as set forth on Schedule 6.5 and for Customary Post-Closing Consents, no consent, approval or authorization of any applicable Governmental Entity or other Third Party is required to be obtained in connection with the consummation of the transactions contemplated by this Agreement (each such required consent, a “Consent”) by Seller.

6.6                             Preferential Rights.  Except as set forth on Schedule 6.6, there are no preferential rights to purchase or similar rights with respect to the Assets that are applicable to the transactions contemplated by this Agreement (each such applicable preferential right, a “Preferential Right”).

6.7                             Liability for Brokers’ Fees.  Seller has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer or any Affiliate of Buyer shall, directly or indirectly, have any responsibility whatsoever.

6.8                             Bankruptcy.  There are no bankruptcy or insolvency proceedings pending by or against, being contemplated by or, to the Knowledge of Seller, threatened against Seller or its Affiliates, and Seller is not insolvent or generally not paying its debts as they become due.

6.9                             Litigation.  Except as set forth on Schedule 6.9, there are no (a) actions, suits or proceedings pending by or against Seller with respect to the Assets, or, to Seller’s Knowledge, threatened, or (b) to Seller’s Knowledge, investigations by Governmental Entities, in each case, against Seller with respect to the Assets or that would have a Material Adverse Effect on the ability of Seller to consummate the transactions contemplated by this Agreement, and, in each case, in any court, arbitration proceeding or other Dispute resolution venue by or before any Governmental Entity.

6.10                      Material Agreements.

(a)                                 Schedule 6.10(a) lists all of the following types of Applicable Contracts in effect as of the Execution Date (the “Material Agreements”):

(1)                                 any Applicable Contract between Seller, on the one hand, and any Affiliate of Seller, on the other hand;

(2)                                 any Applicable Contract for (A) the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to the Assets or (B) the purchase, sale, processing, transportation or other disposal of any such Hydrocarbons, in each case, that is not cancelable without penalty or other payment on not more than 60 days’ prior written notice, other than terms of joint operating agreements or gas balancing agreements which permit an operator or other co-owner to take or market production of a non-taking co-owner;

(3)                                 any Applicable Contract requiring Seller to sell, lease, farm-out, or otherwise dispose of any interest in any of the Properties after the Execution Date, other than non-consent penalties for non-participation in operations under joint operating agreements or conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Properties;

(4)                                 any Applicable Contract that creates any area of mutual interest or similar provision with respect to the Assets or contains any material restrictions on the ability of Seller to compete with any other Person;

(5)                                 any Applicable Contract that can reasonably be expected to result in aggregate payments by, or revenues to, Seller, in each case, only with respect to the Assets, of more than $250,000 during the current fiscal year or $500,000 in the aggregate over the term of such Contract;

(6)                                 any Applicable Contract that is an agreement for Indebtedness;

(7)                                 any Applicable Contract that is a drilling contract, service agreement, unitization agreement, unit operating agreement, joint operating agreement, exploration agreement, development agreement, participation agreement, joint venture agreement or similar agreement;

(8)                                 any Applicable Contract that contains any rights allowing a Third Party to participate in any sales or purchases of any of the Assets that are triggered by or applicable to the transactions contemplated by this Agreement; and

(9)                                 any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of personal property which lease (A) cannot be terminated by such Person without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $250,000;

(10)                          any Applicable Contract that contains a call on production;

(11)                          any Applicable Contract where the primary purpose thereof was to indemnify another Person rather than the provision of goods or services; and

(12)                          any Applicable Contract that constitutes a lease for commercial space.

(b)                                 As of the Execution Date, except as otherwise set forth on Schedule 6.10(b), all of the Material Agreements are in full force and effect as to Seller, and, to Seller’s Knowledge, each other party thereto.  Except as otherwise set forth on Schedule 6.10(b), Seller is not in default in any material respect under any Material Agreement and, to Seller’s Knowledge, no other party to any Material Agreement is in default in any material respect thereunder.  No event has occurred that, with notice, lapse of time or both, would constitute a default by Seller in any material respect under any Material Agreement.  Except as set forth on Schedule 6.10(b), as of the Execution Date, no notices have been received by Seller of the exercise of any premature termination, price redetermination, market-out or other curtailment of any Material Agreement.  As of the Execution Date, Seller has made available to Buyer true and complete copies of the Material Agreements, including all amendments thereto.

(c)                                  Seller serves as operator of all of the Assets under each of the joint operating agreements and unit operating agreements applicable to the Assets, and no non-operator under any such joint operating agreement or unit operating agreement has attempted to remove Seller as operator thereunder.

(d)                                 Schedule 6.10(d) lists all Applicable Contracts that are seismic or other geophysical acquisition agreements or licenses.

(e)                                  As of the Execution Date, all of the Blanket Agreement Confirmations are in full force and effect as to Seller, and, to Seller’s Knowledge, each Blanket Agreement Counterparty.  Seller is not in default in any material respect under any Blanket Agreement Confirmation and, to Seller’s Knowledge, no Blanket Agreement Counterparty is in default in any material respect thereunder.  No event has occurred that, with notice, lapse of time or both, would constitute a default by Seller in any material respect under any Blanket Agreement Confirmation.  Except as set forth on Schedule 6.10(e), as of the Execution Date, no notices have been received by Seller of the exercise of any premature termination, price redetermination, market-out or other curtailment of any Blanket Agreement Confirmation.  As of the Execution Date, Seller has made available to Buyer true and complete copies of the Blanket Agreement Confirmations, including all amendments thereto.

6.11                      AFEs.  As of the Execution Date, all outstanding authorities for expenditures or other similar capital commitments relating to the Assets, including those to drill or rework Wells or build gathering systems or other facilities (“AFEs”), that in each case, will be binding upon Buyer or the Assets as of the Effective Time, are set forth in Schedule 6.11, other than any AFEs that, individually, do not exceed $500,000, net to the applicable Assets.  As of the Execution Date, the value of those AFE’s that are not set forth on Schedule 6.11 are not, in the aggregate, in excess of $2,500,000.  For the avoidance of doubt, the amounts shown on Schedule 6.11 with respect to such AFEs are estimates.

6.12                      Taxes.  Except as disclosed on Schedule 6.12, (a) all Tax Returns relating to or in connection with Seller’s acquisition, ownership, or operation of the Assets required to be filed have been timely filed and all such Tax Returns are correct and complete in all material respects; (b) subject to any Taxes which Seller disputes in good faith and which are listed on Schedule 6.12, all Taxes relating or applicable to Seller’s acquisition, ownership or operation of the Assets that are or have become due have been timely paid, and Seller is not delinquent in the payment of any such Taxes; (c) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax of

Seller relating to Seller’s acquisition, ownership or operation of the Assets; (d) there are no administrative or judicial proceedings pending or threatened in writing against the Assets or against Seller relating to or in connection with the Assets by any taxing authority with respect to Taxes; (e) there are no Liens on any of the Assets that arose in connection with Seller’s failure (or alleged failure) to pay any Tax other than Permitted Encumbrances; (f) Seller is not a foreign person within the meaning of Section 1445(f) of the Code; (g) all Tax withholding and deposit requirements imposed by applicable Law with respect to any of the Assets or the business of Seller have been satisfied in all material respects; (h) Buyer will not be liable as a successor or transferee for any unpaid Taxes as a result of purchasing the Assets; and (i) each of the Assets, other than intangible assets have been properly listed and described on the property tax rolls for all periods prior to Closing and no portion of the Assets constitutes omitted property for property tax purposes.

6.13                      Tax Partnerships.  None of the Assets is held by or is subject to any arrangement between Seller and any other Persons, whether owning undivided interests therein or otherwise, that is treated as or constitutes a partnership for purposes of Subchapter K of Chapter 1 of Subtitle A of the Code (a “Tax Partnership”).

6.14                      Compliance with Law and Government Authorizations.

(a)                                 Seller has obtained (or has filed to obtain) and is maintaining all material Governmental Authorizations that are presently necessary or required to own and operate the Assets as the Assets are presently owned and operated.

(b)                                 Seller is in compliance in all material respects with all Governmental Authorizations that are presently necessary or required to own and operate the Assets as the Assets are presently owned and operated.

(c)                                  Except as provided on Schedule 6.14, no written notice of violation of Law or a Governmental Authorization has been received by Seller or any Affiliate thereof from a Governmental Entity with respect to the Assets.

(d)                                 Except as provided on Schedule 6.14, the Assets are being operated in compliance in all material respects with all applicable Laws.

Notwithstanding the foregoing, this Section 6.14 does not relate to any Tax matters, which are exclusively addressed in Section 6.12 and Section 6.13, or Environmental Laws, which are exclusively addressed in ARTICLE 5 and in Section 6.15.

6.15                      Environmental Matters.  Except as referenced in Schedule 6.15 or as would not have a Material Adverse Effect:

(a)                                 Seller has obtained (or has filed to obtain) and is maintaining all material Governmental Authorizations relating to Environmental Laws that are presently necessary or required by such Person to own and operate the Assets as the Assets are presently owned and operated.

(b)                                 Seller is in compliance in all material respects with all Governmental Authorizations relating to Environmental Laws that are presently necessary or required to own and operate the Assets as the Assets are presently owned and operated.

(c)                                  To Seller’s Knowledge, none of the following exists at any property or facility included in the Assets: (1) underground gasoline or other refined Hydrocarbons products storage tanks, (2) asbestos containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) Hazardous Material landfills, surface impoundments or disposal areas.

(d)                                 Seller has not entered into any and, to Seller’s Knowledge, there exist no threatened, agreements, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Entity, in each case, in existence as of the Execution Date based on any prior violations of Environmental Laws that impair the future ownership or use of any of the Assets or that currently require any Remediation as to any of the Assets.

(e)                                  As of the Execution Date, neither Seller nor any of its Affiliates has received written notice from any Governmental Entity of any Condition concerning any Asset that (1) actually or allegedly interferes with or prevents compliance by Seller or the Assets with any Environmental Law or the terms of any Governmental Authorization relating to Environmental Laws, or (2) actually or allegedly gives rise to or results in any common Law or other liability of Seller to any Person.

6.16                      Payments for Production; Calls on Production.

(a)                                 Seller (1) has not received (and is not bound to accept) any advance, “take-or-pay” or other similar payments under production sales Contracts applicable to the Assets that entitle the purchasers to “make up” or otherwise receive deliveries of Hydrocarbons without paying at such time the contract price therefor; or (2) has not, other than in accordance with gas balancing arrangements and non-consent provisions in Contracts, received any advance payment or other similar payment to deliver Hydrocarbons produced from, or attributable to, the Assets, or proceeds from the sale thereof, at some future time, without receiving payment therefor at or after the time of delivery.

(b)                                 No Person has any call upon, option to purchase or similar rights with respect to the Hydrocarbon production from the Assets, except as may be provided in the Material Agreements.

6.17                      Wells and Equipment.

(a)                                 All Wells included in the Assets have been drilled and completed at legal locations and within the limits permitted by all applicable Law, Applicable Contracts, the Leases and the Surface Contracts.

(b)                                 No Well included in the Assets is subject to penalties on allowables due to overproduction or any other violation of Law.

(c)                                  There are no Wells or Equipment included in the Assets and located on the Lands that (1) Seller or its Affiliate is currently obligated by any Law or contract to currently plug, dismantle or abandon, or (2) have been plugged, dismantled or abandoned in a manner that does not comply in all material respects with applicable Law.

(d)                                 Exhibit B contains a list of all producing Wells, all shut-in Wells, two monitoring Wells, one salt water disposal Well and all Wells being drilled as of the Execution Date, in each case, that are included in the Assets and located on the Lands.

6.18                      Bonds and Credit Support.  Except as referenced on Schedule 6.18, there are no bonds, letters of credit and other similar credit support instruments maintained by Seller or its Affiliates with respect to Seller’s ownership and operation of the Assets.

6.19                      Suspense Funds.  Except as set forth in Schedule 6.19, as of the date set forth on such Schedule, Seller does not hold any Third Party funds in suspense with respect to production of Hydrocarbons from any of the Properties other than amounts less than the statutory minimum amount that Seller is permitted to accumulate prior to payment.

6.20                      Imbalances.  Schedule 6.20 sets forth all material Imbalances associated with the Assets as of the Effective Time.

6.21                      Insurance.  Schedule 6.21 lists each material insurance policy maintained by Seller that relate or provide coverage to the Assets (the “Policies”).  Except as set forth on Schedule 6.21, there are no claims pending with respect to any such Policies with respect to the Assets or the operation thereof.  Each Policy is in full force and effect.

6.22                      Royalties.  Except as disclosed on Schedule 6.22 and for such items that are not yet due or are being held in suspense as permitted pursuant to applicable Law, Seller has paid, in all material respects, all royalties, overriding royalties and other burdens on production due by Seller with respect to the Properties.

6.23                      Non-Consent Operations.  Seller has not elected not to participate in any operation or activity proposed with respect to the Properties which could result in any of Seller’s interest in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.  Schedule 6.23 accurately reflects all payout balances attributable to Seller’s interest in the Wells as of the date set forth with respect to each payout balance on Schedule 6.23.

6.24                      Compliance with Leases and Surface Contracts.

(a)                                 Except as set forth on Schedule 6.24, no default exists in the performance of any obligation of Seller under the Leases that would entitle the counterparty thereto to cancel or terminate such Leases; provided, however, if Seller cures any such default prior to Closing, then Seller shall not be in breach of the foregoing representation.  As of the Execution Date, Seller has not received notice of any action to terminate, cancel, rescind or procure judicial reformation of any such Lease from any party to any such Lease (or successor to the interest of any such party), and, to Seller’s Knowledge, no such action has been threatened.

(b)                                 All of the Surface Contracts are in full force and effect and no default exists in the performance of any obligation of Seller under the Surface Contracts that would entitle the counterparty thereto to cancel or terminate such Surface Contracts.  Seller has not received notice of any action to terminate, cancel, rescind or procure judicial reformation of any such Surface Contract from any party to any such Surface Contract (or successor to the interest of any such party), and, to Seller’s Knowledge, no such action has been threatened.

(c)                                  Seller has made available to Buyer, or will make available to Buyer at least 30 days prior to the Defect Notice Date, true and complete copies of the Leases and Surface Contracts, including all amendments thereto as of such date.

6.25                      Access.  Seller has such legal rights of access to the Leases and the Wells as will allow the conduct of business with respect thereto as currently conducted by Seller.

6.26                      Alexander Ranch Units.  Schedule 6.26 sets forth each unit (and the name and field designation of each unit) that is located in Alexander Ranch and comprises part of the Assets as of the Execution Date (the “Units”).  Provided that the applicable Specified Consent has been obtained (a) the amount of acreage of each Lease contributed to a Unit is permitted by the terms of such Lease or by the rules of the Texas Railroad Commission, and (b) each Unit holds by production the number of lease acres set forth beside each Unit as enumerated in Schedule 6.26.

6.27                      No Material Adverse Change.  Except as set forth on Schedule 6.27, since the Effective Time up to the Execution Date, there has been no (a) material damage, destruction or loss to the Assets or (b) Material Adverse Effect.

6.28                      Prepaid Expenses.  Schedule 6.28 sets forth, as of the Effective Time, all those prepaid expenses (including pre-paid bonuses, rentals, cash calls and advances to Third Party operators for expenses not yet incurred, prepaid Taxes and scheduled payments) paid by Seller and attributable to the ownership or operation of the Assets from and after the Effective Time, in each case, to the extent such prepaid expenses are, individually, in excess of $25,000.  The value of such prepaid expenses that are not required to be set forth on Schedule 6.28 is not, in the aggregate, in excess of $500,000.

ARTICLE 7
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants to Seller as follows:

7.1                             Organization and Standing.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified to carry on its business in such other jurisdictions as may be necessary, except where the failure to be so qualified would not be reasonably expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.

7.2                             Power.  Buyer has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and the other documents to be delivered by Buyer at Closing pursuant to this Agreement and to perform its obligations hereunder and thereunder.

7.3                             No Conflicts.  The execution, delivery and performance by Buyer of this Agreement and the other documents to be delivered by Buyer at Closing pursuant to this Agreement and the consummation of the transactions contemplated herein and therein does not and will not (a) conflict with or result in a breach of any provisions of the Governing Documents of Buyer, (b) result in a default or the creation of any Lien or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions, or provisions of any note, bond, mortgage or indenture to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Lien, termination, cancellation, acceleration or violation would not, individually or in the aggregate, have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.

7.4                             Authorization and Enforceability.  Assuming the due authorization, execution and delivery by Seller of this Agreement and the other documents to be delivered by Seller at Closing pursuant to this Agreement, this Agreement constitutes, and the other documents to be delivered by Buyer at Closing pursuant to this Agreement will constitute, Buyer’s legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

7.5                             Consent.  No Consent is required to be obtained with respect to the consummation of the transactions contemplated by this Agreement by Buyer.

7.6                             Liability for Brokers’ Fees.  Buyer has not incurred any liability, contingent or otherwise, for investment bankers’, brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or any Affiliate of Seller shall, directly or indirectly, have any responsibility whatsoever.

7.7                             Bankruptcy.  There are no bankruptcy or insolvency proceedings pending by or against, being contemplated by or, to the Knowledge of Buyer, threatened against Buyer or its Affiliates, and Buyer is not insolvent or generally not paying its debts as they become due.

7.8                             Litigation.  There is no action, suit, proceeding, Claim or investigation by any Governmental Entity, court, arbitral authority or other Person pending by or against Buyer or, to Buyer’s Knowledge, threatened against Buyer, in each case, in any court, arbitration proceeding or other Dispute resolution venue by or before any Governmental Entity that impedes or is likely to impede Buyer’s ability to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

7.9                             Financial Resources and other Capability.  Buyer has the financial resources available to consummate the transactions contemplated by this Agreement, to pay the Purchase Price and to pay any and all fees and expenses incurred by Buyer in connection with the transactions contemplated by this Agreement.  Buyer has the financial, technical and other capabilities to perform all of Buyer’s other obligations under this Agreement and all of the obligations assumed from Seller under the Assets.

7.10                      Buyer’s Evaluation.

(a)                                 Review.  Buyer is an experienced and knowledgeable investor in the oil and gas industry and is aware of the possibility of risks in the acquisition of oil and gas assets.  Buyer acknowledges that Seller has not made any representations or warranties as to the Assets except as expressly and specifically provided in ARTICLE 6, the affirmations of such representations and warranties contained in the certificate to be delivered by Seller at Closing pursuant to Section 10.3(c) and the special warranty contained in the Assignment, and that Buyer may not rely on any other representations or warranties made by Seller or Seller’s Representatives or on any of Seller’s estimates with respect to reserves or the value of the Assets, or any projections as to future events or other analyses or forward looking statements.

(b)                                 Independent Evaluation.  In entering into this Agreement, except for the representations and warranties expressly and specifically provided in ARTICLE 6, the affirmations of such representations and warranties contained in the certificate to be delivered by Seller at Closing pursuant to Section 10.3(c) and the special warranty contained in the Assignment, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and the Assignment and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the Hydrocarbon reserves or other value of the Assets.

7.11                      Securities Law Compliance.  Buyer is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act and applicable state securities Laws.  Buyer is an “accredited investor” within the meaning of Regulation D of the Securities Act.

ARTICLE 8
COVENANTS AND AGREEMENTS

8.1                             Covenants and Agreements of Seller.  Except (v) as set forth in Schedule 8.1, (w) for and in connection with the operations pursuant to any AFE listed on Schedule 6.11, (x) as required pursuant to the terms of any Material Agreement, Lease or Surface Contract, (y) as consented to in writing in advance by Buyer, or (z) as provided in Section 8.3(j):

(a)                                 Operations Prior to Closing.  Seller shall:

(1)                                 cause the Assets to be operated in a manner consistent in all material respects with past practice and (A) in compliance in all material respects with the terms of the Applicable Contracts and applicable Law, and (B) except as would not have a Material Adverse Effect, in compliance with the terms of the Leases and Surface Contracts; provided, however, that if Seller cures any non-compliance with respect to any of the matters described above prior to Closing, then Seller shall be deemed to have complied with this Section 8.1(a)(1);

(2)                                 promptly notify Buyer if Seller receives written notice of any Third Party Claim affecting the Assets or written notice of any default by Seller under any Material Agreement, Lease or Surface Contract or otherwise obtains Knowledge of any such Third Party Claim or default; and

(3)                                 provide Buyer on a daily basis with copies of all drilling reports, completion reports and other reports that relate in any manner to the Assets, together with a weekly written summary of all operational activities and Well production on a Well by Well basis.

(b)                                 Restriction on Operations.  Seller shall not:

(1)                                 convey, sell, transfer, mortgage, pledge, encumber, dispose or abandon any part of the Assets except (A) Leases that have terminated in the ordinary course of business based upon the expiration of the primary terms of such Leases, (B) upon prior written approval of Buyer (which approval shall not be unreasonably conditioned, delayed or withheld) Leases that are, in Seller’s good faith and reasonable opinion, no longer capable of production in paying quantities, (C) sales of Equipment in the ordinary course of business that have been decommissioned, (D) sales of Hydrocarbons produced from, or attributable to, the Assets in the ordinary course of business, or (E) for Permitted Encumbrances;

(2)                                 approve or propose any operations anticipated in any instance to cost the owner of the Assets more than $200,000, net to the Assets, per activity or per any series of related activities, except for (A) emergency operations, (B) any operations required under applicable Laws, or (C) any operations necessary to avoid a material monetary penalty or forfeiture provision under any applicable Lease, Surface Contract, Applicable Contract or Law; provided, however, that Seller shall forward to Buyer the applicable AFE with respect to any operation that does not require approval pursuant to this Section 8.1(b)(2);

(3)                                 enter into any farm-out, farm-in or other similar Contract affecting the Assets;

(4)                                 let lapse any of Seller’s insurance now in force with respect to the Assets;

(5)                                 modify or terminate any Material Agreement, other than any such Material Agreement that terminates according to its terms other than a termination resulting from a breach by Seller or its Affiliates of such Material Agreement;

(6)                                 enter into any Contract that, if in existence as of the Execution Date, would be a Material Agreement;

(7)                                 waive, release, assign, settle or compromise any claim, action or proceeding relating to the Assets, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages not in excess of

$100,000 individually or in the aggregate, net to the Assets, (excluding amounts to be paid under insurance policies); provided, however that the $100,000 monetary restriction contained in this Section 8.1(b)(7) shall not apply to any of the claims, actions or proceedings listed on Schedule 6.9; or

(8)                                 authorize or agree, in writing or otherwise, to take any of the actions prohibited by this Section 8.1(b).

(c)                                  Consents.  For the purposes of obtaining the written consents for AFEs required in Section 8.1(b)(2), Buyer designates the following contact Person: Joseph DeDominic, at the address and telephone number for Buyer set forth in Section 15.3.  Such consents may be obtained in writing by overnight courier or given by .pdf via email or facsimile transmission.  Buyer agrees that it will (1) timely respond to any written request for consent pursuant to Section 8.1(b)(2), and (2) consent to any written request for approval of any AFE that the officers of Buyer reasonably consider to be economically viable.  Buyer’s consent shall be considered granted within ten days (unless a shorter time, not to be less than 48 hours, is reasonably required by the circumstances and the applicable joint operating agreement and such shorter time is specified in Seller’s request for consent) after Buyer’s receipt of such request for such consent, unless Buyer notifies Seller to the contrary during that period.

(d)                                 Disclaimer.  Buyer agrees that the acts or omissions of the other Working Interest owners who are not Seller or any of Seller’s Affiliates and which Seller does not have the contractual right to control shall not constitute a breach of the provisions of Section 8.1, nor shall any action required by a vote of Working Interest owners in and of itself constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of Section 8.1.

(e)                                  Post-Closing Confidentiality.  Following Closing, except (1) as may be required or permitted pursuant to the exercise of the rights and fulfillment of the obligations of Seller under this Agreement, (2) as may be required by applicable Law, by any Governmental Entity, by any arbitration proceedings or the rules of any applicable stock exchange, (3) for information which is or becomes public knowledge through no fault of Seller or any of its Affiliates, or (4) as may be required by in order to defend or prosecute any Claim related to the Assets, Seller shall maintain in confidence and not divulge any confidential data in its possession as of Closing and relating primarily to the Assets, including geological, geophysical, land, engineering, environmental, well, and technical information; provided, that for the avoidance of doubt, none of Seller’s technical or other information relating to the methodology of the drilling or fracking of any well shall be considered confidential for purposes of this Section 8.1(e).  If Seller is requested or required to disclose any such protected information in connection with any judicial or administrative proceedings, by any Governmental Entity, by any arbitration proceedings or by any applicable stock exchange, in each case, having appropriate jurisdiction (by order, deposition, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process), Seller will, unless prohibited by Law or any such order, deposition, interrogatory, request for information or documents, subpoena, civil investigative demand or similar process, notify Buyer promptly in writing of the existence, terms and circumstances surrounding such a request or requirement so that Buyer may, in its sole discretion, seek a protective order or other appropriate remedy.

8.2                             Covenants and Agreements of Buyer.

(a)                                 Change of Name.  As promptly as practicable, but in any case within 120 days after the Closing Date, Buyer shall use its reasonable efforts to (1) eliminate the name “Hess” and any variants thereof from the Assets, (2) cease using in any way the word “Hess” with respect to the Assets, and (3) remove and cease to use all trademarks associated with Seller or its Affiliates with respect to the Assets.  Except with respect to such grace period for eliminating existing usage, for the avoidance of doubt, Buyer shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.  FROM AND AFTER THE CLOSING, BUYER HEREBY WAIVES, RELEASES AND AGREES TO DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER AND THE OTHER SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY LOSSES ARISING OUT OF, OR IN ANY WAY ATTRIBUTABLE TO, THE USE OF THE WORD “HESS” AFTER THE CLOSING DATE AND WITH RESPECT TO THE ASSETS IN RELATION TO ANY BREACH BY BUYER OF ITS OBLIGATIONS UNDER THIS SECTION 8.2(a), EVEN IF SUCH LOSSES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES.

(b)                                 Governmental Bonds.  Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Entities and relating to the Assets are transferable to Buyer.  On or before the Closing Date, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees to the extent such replacements are necessary (1) for Buyer’s ownership and, as applicable, operation of the Assets and (2) to permit the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates with respect to the Assets.  In addition, at or prior to Closing, Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Entities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets.

8.3                             Covenants and Agreements of the Parties.

(a)                                 Communication Between the Parties Regarding Breach.  If Buyer or Seller obtains Knowledge prior to Closing that leads either Party to believe that the other Party has breached a representation or warranty or failed to perform a covenant or agreement under this Agreement, the non-breaching Party shall inform the alleged breaching Party in writing of such potential breach as soon as reasonably practicable so that the breaching Party may attempt to remedy or cure such breach prior to the Closing.  If such breach or failure is thereafter cured to the reasonable satisfaction of the non-breaching Party by the Closing (or, if the Closing does not occur, by the date this Agreement terminates), then such breach or failure shall be deemed not to have occurred for all purposes of this Agreement.

(b)                                 Casualty Loss.  Prior to Closing, if a portion of the Assets is destroyed or materially damaged by fire or other casualty or if any portion of the Assets is taken or threatened to be taken in condemnation or under the right of eminent domain (each, a “Casualty Loss”), Seller shall promptly advise Buyer in writing of such Casualty Loss and shall elect, by the delivery of written notice to Buyer at least five Business Days prior to the Closing Date (or, if the Casualty Loss occurs after such date and prior to Closing, as soon as reasonably practicable prior to the Closing Date), either of the following: (1) to retain the Asset affected by the Casualty Loss and reduce the Purchase Price by the Allocated Value of such Asset; or (2) with the prior written consent of Buyer, to assign such Asset to Buyer without any reduction of the Purchase Price, subject to the assignment to Buyer of all insurance proceeds received by Seller as to such Casualty Loss.

(c)                                  Operatorship.  Buyer specifically acknowledges and agrees that Seller has made no representation, warranty or other guarantee that Buyer will succeed Seller as operator under any joint operating agreement; provided that Seller shall use its commercially reasonably efforts to support Buyer’s succession of Seller as operator as to any of the Assets (subject to the provisions of any applicable joint operating agreement), including soliciting the written vote of any co-working interest owner of the Assets to Buyer’s succession of Seller as operator.  Prior to Closing, Seller shall not voluntarily resign as operator under any joint operating agreements and unit operating agreements covering the Assets.

(d)                                 Employees of Seller.  Buyer agrees that, without Seller’s prior written consent and excepting only as expressly otherwise provided below, until one year after the Closing Date, Buyer will not, directly or indirectly, solicit for employment any employee of Seller or any of its Affiliates who have provided services in relation to the Assets or with whom Buyer has had contact or who became known to Buyer in connection with Buyer’s consideration of the transactions contemplated by this Agreement, except as to the Available Employees, as defined below; provided that, so long as Buyer has not breached its obligations hereunder, Buyer shall not be precluded from hiring any such employee or other Person who (1) responds to any advertisement to the public or the industry generally that is not directly or indirectly targeted at employees of Seller or any of its Affiliates, or (2) has been terminated (and not rehired) by Seller or any of its Affiliates prior to commencement of employment discussions between Buyer and such employee or other Person.  Buyer or its Affiliates, in its and their sole discretion, may make offers of employment to those certain of Seller’s employees listed in Schedule 8.3(d) (the “Available Employees”).  From and after the Execution Date until the Closing Date, Seller shall reasonably cooperate with Buyer in permitting Buyer or its Affiliates, upon reasonable notice to Seller, reasonable access to the Available Employees to interview such Available Employees during normal business hours and to communicate any information concerning employment offers and employment with Buyer or its Affiliates.  Without limitation to the foregoing, however, Seller shall have the right to make competing offers to the Available Employees to remain employees of Seller.

(e)                                  Government Reviews.  In a timely manner and at least 30 days prior to Closing, the Parties shall (1) make all required filings, prepare all required applications and conduct negotiations with each Governmental Entity as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated hereby and (2) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations.  Each Party shall reasonably cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications, and negotiations.  Without limiting the foregoing, if the Parties determine that a filing under the HSR Act is required, then, within ten Business Days following the Execution Date, the Parties will prepare and file with the DOJ and the FTC the notification and report form required by the HSR Act for the transactions contemplated by this Agreement, and request early termination of the waiting period thereunder.  Each of the Parties agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act.  The Parties shall cooperate with each other and shall promptly furnish all information to the other Parties that is necessary in connection with Buyer’s compliance with the HSR Act.  The Parties shall use their commercially reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby; provided, however, that Buyer will not be required to sell or dispose of any of its assets or businesses in connection therewith.  All filing fees incurred in connection with the HSR Act filings made pursuant to this Section 8.3(e) shall be borne one-half by Buyer and one-half by Seller.

(f)                                   Amendment of Schedules.  Buyer agrees that Seller shall have the continuing right until Closing to add, supplement or amend the Schedules and Exhibits with respect to any matter hereafter arising or discovered which, if existing or known as of the Execution Date or thereafter, would have been required to be set forth or described in such Schedules and Exhibits and that Seller shall simultaneously with any addition, supplement or amendment, provide copies thereof to Buyer.  For purposes of determining whether the conditions set forth in ARTICLE 10 or otherwise in this Agreement have been fulfilled and for purposes of determining any indemnity or other claim pursuant to this Agreement, the Schedules and Exhibits contained in this Agreement shall be deemed to only include that information contained therein on the Execution Date.

(g)                                  Financial Information.  From and after the Execution Date until the third anniversary of the Closing Date (the “Access Period”), Seller shall, and shall cause its Affiliates and their respective officers, directors, managers, employees, agents and representatives to, provide reasonable cooperation to Buyer, its Affiliates and their agents and representatives in connection with Buyer’s or its Affiliates’ filings, if any, that may be required by the Securities and Exchange Commission, under securities Laws applicable to Buyer and its Affiliates (collectively, the “Filings”).  During the Access Period, Seller agrees to make available to Buyer and its Affiliates and their agents and representatives any and all books, records, information and documents that are attributable to the Assets in Seller’s or its Affiliates’ possession or control and access to Seller’s and its Affiliates’ personnel, in each case as reasonably required by Buyer, its Affiliates and their agents and representatives in order to prepare, if required, in connection with the Filings, financial statements meeting the requirements of Regulation S-X under the Securities Act, along with any documentation attributable to the Assets or otherwise related to Seller or its Affiliates required to complete any audit associated with such financial statements (it being acknowledged that Seller shall not be required to provide any pro-formas and forward-looking statements).  During the Access Period, Seller shall, and shall cause its Affiliates to, provide reasonable cooperation to the independent auditors chosen by Buyer (“Buyer’s Auditor”) in connection with any audit by Buyer’s Auditor of any financial statements of the Assets or of Seller or its Affiliates that Buyer or any of its Affiliates requires to comply with the requirements of the Securities Act or the Securities Exchange Act of 1934 with respect to any Filings.  During the Access Period, Seller and its Affiliates shall retain all books, records, information and documents relating to the Assets for the three fiscal years prior to January 1, 2013 and the period from January 1, 2013 through the Closing Date.  Buyer will reimburse Seller and its Affiliates, within ten Business Days after demand in writing therefor, for any reasonable out-of-pocket costs incurred by Seller and its Affiliates in complying with the provision of this Section 8.3(g).  Notwithstanding the foregoing, nothing herein shall expand Seller’s representations, warranties, covenants or agreements set forth in this Agreement or give Buyer, its Affiliates or any Third Party any rights to which it is not entitled hereunder.  Buyer hereby releases the Seller Indemnified Parties from, and shall fully protect, defend, indemnify and hold the Seller Indemnified Parties harmless from and against, in each case, any and all Losses (including costs of investigation and attorneys’ and experts’ fees and expenses) relating to, arising out of or connected with, directly or indirectly, any actions, representations or certifications of Seller’s and its Affiliates’ personnel or auditors with respect to the access, records and cooperation provided pursuant to this Section 8.3(g), or Buyer’s use of the information contained in such records, or the inclusion of such financial records in any debt or equity offering documents or related materials.  THESE INDEMNITY AND DEFENSE OBLIGATIONS APPLY REGARDLESS WHETHER SUCH LOSSES ARE ATTRIBUTABLE TO OR ARISE OUT OF, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES; PROVIDED HOWEVER THE FOREGOING INDEMNITY AND DEFENSE OBLIGATIONS SHALL NOT APPLY WITH RESPECT TO THE WILLFUL MISCONDUCT OF ANY SELLER INDEMNIFIED PARTY.

(h)                                 Confidentiality.  The Parties acknowledge and agree that (1) the provisions of the Confidentiality Agreement are incorporated herein by reference, and (2) upon the Closing Date, the Parties agree that the Confidentiality Agreement shall terminate.

(i)                                     Blanket Agreement Confirmations.  Buyer shall use its commercially reasonable efforts to, on or before three days prior to Closing, enter into blanket agreements, master service agreements or similar agreements, as applicable, with the counterparties to the Hess Blanket Agreements (such counterparties, the “Blanket Agreement Counterparties”, and such new blanket agreements, master service agreements or similar agreements, the “Sanchez Blanket Agreements”).  Such Sanchez Blanket Agreements shall (1) allow Seller to assign to Buyer the Blanket Agreement Confirmations applicable to the corresponding Hess Blanket Agreements, and (2) provide that Seller shall have no liability relating to matters arising after the Effective Time under such Blanket Agreement Confirmations, except as otherwise provided herein.  Buyer agrees that it shall enter into any such Sanchez Blanket Agreement if the applicable Blanket Agreement Counterparty offers Buyer terms that are commercially acceptable to Buyer.  If Buyer enters into any Sanchez Blanket Agreements in accordance with the terms set forth above, Seller shall, at Closing, assign to Buyer the Blanket Agreement Confirmations related to such Sanchez Blanket Agreements.

(j)                                    Expiring Leases.  From and after the Execution Date, Buyer shall have the right, upon written notice to Seller (each such notice, an “Expiring Lease Notice”), to require that Seller pay, to the applicable lessor, any extension or renewal payments, as applicable, provided for by the express terms of any Expiring Lease.  Each such Expiring Lease Notice shall be delivered to Seller on or before ten Business Days prior to the date such Expiring Lease would otherwise expire pursuant to its terms.  For the avoidance of doubt, any amounts paid by Seller pursuant to this Section 8.3(j) shall result in an upward Purchase Price adjustment pursuant to

Section 2.4(c)(2) (any such payment, an “Expiring Lease Payment”).  If Closing does not occur for any reason, in any event Buyer shall nevertheless be required to reimburse Seller, by wire transfer of immediately available funds, for each Expiring Lease Payment made by Seller pursuant to this Section 8.3(j).  Promptly following the termination of this Agreement (and in any event within five Business Days following such termination), Buyer shall make the reimbursements of any such Expiring Lease Payments to Seller and, simultaneously with the receipt of such reimbursement of such Expiring Lease Payments from Buyer, Seller shall assign and deliver to Buyer the Expiring Lease(s) related to such Expiring Lease Payment(s) pursuant to a transfer instrument in form substantially similar to the Assignment.

(k)                                 Other Covenants.  The Parties acknowledge and agree that certain covenants and agreements of the Parties are set forth in Schedule 1.1(e) and Schedule 1.1(g).

ARTICLE 9
TAX MATTERS

9.1                             Asset Tax Liability.  Subject to the treatment of real property Taxes, personal property Taxes and similar ad valorem Taxes (“Property Taxes”) provided below, all Asset Taxes for Tax periods that begin before and end on or after the Effective Time shall be allocated between Buyer and Seller as of the Effective Time for all taxable periods that include the Effective Time.  All Asset Taxes that are not Property Taxes shall be allocated to Seller to the extent they relate to Hydrocarbon production prior to the Effective Time and to Buyer to the extent they relate to Hydrocarbon production on or after the Effective Time.  No liability for Asset Taxes shall duplicate an adjustment to Purchase Price made pursuant to Section 2.4.  Property Taxes for each assessment period shall be allocated to Seller based on the percentage of the assessment period occurring before the Effective Time and to Buyer based on the percentage of the assessment period occurring on or after the Effective Time.  Each Party shall promptly furnish to the other Party copies of any Asset Tax assessments and statements (or invoices therefor from any applicable Third Party operator of the Assets) received by it, to the extent such assessment, statement, or invoice relates to an Asset Tax allocable to the other Party under this Section 9.1.  Seller shall estimate all Asset Taxes asserted against it that are attributable to the ownership or operation of the Assets to the extent relating to the period on and after the Effective Time and through the Closing Date, together with all Subject Transfer Taxes, and incorporate such estimates into the Preliminary Settlement Statement.  The actual amounts (to the extent the actual amounts differ from the estimates included in the Preliminary Settlement Statement and are known at the time of the Final Settlement Statement) shall be accounted for in the Final Settlement Statement. If the actual amounts are not known at the time of the Final Settlement Statement, the amounts shall be re-estimated, as necessary, based on the best information available at the time of the Final Settlement Statement.

9.2                             Transfer Taxes.  All sales, use, transfer, stamp, documentary, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes but excluding Taxes on gross income, net income, gross receipts or margin), duties, levies, recording fees or other governmental charges incurred by or imposed with respect to the property transfers undertaken pursuant to this Agreement (“Subject Transfer Taxes”) shall be the responsibility of, and shall be paid by, Buyer.  The Parties shall reasonably cooperate in taking steps that would minimize or eliminate any Subject Transfer Taxes.  Buyer agrees to file all Subject Transfer Tax

Returns relating to such Subject Transfer Taxes and to reasonably consult with Seller regarding any such filing.

9.3                             Asset Tax Returns.  Seller shall provide Buyer with any information Seller has that is reasonably necessary for Buyer to file any required Tax Return with respect to Asset Taxes that are due after the Closing Date.  All such Tax Returns shall be prepared by Buyer in a manner consistent with the prior practice of Seller, to the extent permitted by Law and in a manner consistent with the allocation described in Section 2.3(a), Section 2.3(b) and, if applicable, the final Section 1060 Allocation Schedule.  Buyer shall provide Seller with copies of completed drafts of such Tax Returns at least ten days prior to the due date for filing thereof, to the extent reasonably practicable, along with supporting work papers, for Seller’s review.  Buyer shall consider in good faith any comment that Seller submits to Buyer no less than five days prior to the due date of such Tax Returns.  Buyer shall file all such Tax Returns and, subject to the provisions of Section 9.1, pay all Asset Taxes due and payable with respect to such Tax Returns.  To the extent Buyer makes any payment of Asset Taxes pursuant to this Section 9.3 for which Seller is liable pursuant to Section 9.1 and which exceeds the amount taken into account in the Final Settlement Statement, Seller shall reimburse Buyer for such excess amount no later than ten days after Buyer delivers a statement to Seller setting forth the amount of reimbursement to which Buyer is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

9.4                             Tax Cooperation.  Buyer and Seller shall each cooperate fully as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes relating to or in connection with the Assets.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of such Records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

9.5                             Like Kind Exchange.  Buyer and Seller agree to use commercially reasonable efforts and cooperation (without risk, expense or extraordinary commitment of personnel or other resources) in any attempt to qualify (a) the transfer of the Assets by Seller with respect to this transaction or (b) the purchase of the Assets by Buyer, with respect to a separate transaction whereby Buyer transfers other oil and gas properties to a Third Party, as part of a like-kind exchange of property within the meaning of Section 1031 of the Code, through a trust, escrow or other reasonable means; provided, however, that (1) Seller shall defend, indemnify and hold Buyer harmless for any cost, expense, obligation or other liability, without limitation, which Buyer may suffer in connection with or arising out of Buyer’s cooperation with Seller’s treatment of the sale of the Assets as part of a like-kind exchange and on account of Buyer’s cooperation with Seller’s attempt to qualify the transfer of the Assets by Seller with respect to this transaction as a like-kind exchange, and (2) Buyer shall defend, indemnify and hold Seller harmless from any cost, expense, obligation or other liability, without limitation, which Seller may suffer in connection with or arising out of Seller’s cooperation with Buyer’s treatment of the purchase of the Assets as part of a separate like-kind exchange and on account of Seller’s cooperation with Buyer’s attempt to qualify the purchase of the Assets by Buyer with respect to this transaction as a like-kind exchange.  Each Party shall have the right to assign its rights, but not its obligations, under this Agreement, in whole or in part, to a “qualified intermediary” (as defined in Treasury Regulations Section 1.1031(k)- l(g)(4)) or as otherwise necessary or appropriate to effectuate a like-kind exchange, and each other Party agrees to recognize said qualified intermediary.  Each Party shall be solely responsible for assuring the effectiveness of any exchange for its Tax purposes, and each other Party makes no representation or undertaking with regard to such effectiveness.  In no event shall any like-kind exchange contemplated by this provision cause an extension of the Closing Date set forth herein, except as may otherwise be mutually agreed by the Parties in writing.

ARTICLE 10
CONDITIONS PRECEDENT TO CLOSING

10.1                      Conditions to Obligations of Both Parties.  The obligations of each Party at the Closing are subject to the satisfaction (or written waiver by both Parties) at or prior to the Closing of the following conditions precedent:

(a)                                 Governmental Entity Consents.  All consents and approvals of any Governmental Entity (including those required by the HSR Act, if applicable) required for the consummation of the transactions contemplated hereby, except for Customary Post-Closing Consents, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted;

(b)                                 No Governmental Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction, or other legal restraint, prohibition or order issued by any court of competent jurisdiction or Governmental Entity preventing the consummation of the transactions contemplated by this Agreement will be in effect; and

(c)                                  No Action.  No action will have been taken, nor any statute, rule, or regulation will have been enacted, by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal.

10.2                      Seller’s Conditions.  The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)                                 All representations and warranties of Buyer contained in ARTICLE 7 will be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) as of such specified date); provided, that the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would have had or would reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement;

(b)                                 Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Buyer (individually or as to its share of any joint obligations with Seller) at or prior to the Closing;

(c)                                  Buyer shall deliver to Seller a certificate to be executed by an authorized officer of Buyer certifying to the satisfaction of the foregoing conditions contained in Section 10.2(a) and Section 10.2(b); and

(d)                                 Buyer shall have delivered, or be ready, willing and able to deliver, to Seller the deliverables of Buyer set forth in Section 12.3.

10.3                      Buyer’s Conditions.  The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a)                                 All representations and warranties of Seller contained in ARTICLE 6 will be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are made as of another specified date, in which case such representations and warranties shall be true and correct in all material respects (other than those representations and warranties qualified with respect to materiality, which shall be true and correct in all respects) as of such specified date); provided, that the foregoing condition shall be deemed to have been satisfied unless the individual or aggregate impact of all inaccuracies of such representations and warranties would constitute a Material Adverse Effect;

(b)                                 Seller shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by Seller (individually or as to its share of any joint obligations with Buyer) at or prior to the Closing;

(c)                                  Seller shall deliver to Buyer a certificate to be executed by an authorized officer of Seller certifying to the satisfaction of the foregoing conditions contained in Section 10.3(a) and Section 10.3(b); and

(d)                                 Seller shall have delivered, or be ready, willing and able to deliver, to Buyer the deliverables of Seller set forth in Section 12.3.

ARTICLE 11
RIGHT OF TERMINATION

11.1                      Termination.  This Agreement may be terminated prior to Closing as follows:

(a)                                 by the mutual written agreement of Seller and Buyer;

(b)                                 by Buyer, if any of the conditions set forth in Section 10.3 have not been satisfied by Seller on or before the Outside Termination Date;

(c)                                  by Seller, if any of the conditions set forth in Section 10.2 have not been satisfied by Buyer on or before the Outside Termination Date;

(d)                                 by Buyer, if all of the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 have been satisfied (or, with respect to the conditions set forth in Section 10.3, waived in writing by Buyer), in each case, on or before the Outside Termination Date and Seller nevertheless refuses or fails to close the transactions contemplated by this Agreement;

(e)                                  by Seller, if all of the conditions set forth in Section 10.1, Section 10.2 and Section 10.3 (or, with respect to the conditions set forth in Section 10.2, waived in writing by Seller) have been satisfied, in each case, on or before the Outside Termination Date and Buyer nevertheless refuses or fails to close the transactions contemplated by this Agreement;

(f)                                   automatically, unless otherwise agreed by Seller and Buyer, if any of the conditions set forth in Section 10.1 are not satisfied on or before the Outside Termination Date; or

(g)                                  by either Seller or Buyer, if the sum of (1) the Title Adjustment Amount, (2) the Environmental Adjustment Amount; (3) the Allocated Value, without duplication, of any Assets removed from the transactions contemplated by this Agreement pursuant to Section 3.3(a), Section 4.2(j)(2), Section 4.4(a), Section 4.4(b), Section 5.3(e)(3) or Section 8.3(b)(1) or the terms and provisions of Schedule 1.1(e); and (4) the Allocated Value of any Assets removed from the transactions contemplated by this Agreement due to such Assets being conveyed, sold, transferred or abandoned prior to Closing as permitted pursuant to Section 8.1(b)(1), exceeds, in the aggregate (i.e. collectively as to clauses (1), (2), (3) and (4) above), 25% of the unadjusted Purchase Price; provided, that, for the avoidance of doubt, any Lease which expires pursuant to its own terms shall not be considered to be abandoned for purposes of this Section 11.1(g);

provided, however, that neither Buyer nor Seller shall have the right to terminate this Agreement pursuant to Section 11.1(b) or Section 11.1(c) if such Party is at such time in material breach of any provision of this Agreement.

11.2                      Liabilities Upon Termination.  If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 11.1, then, except (x) for the provisions of Sections 1.1, 1.2, 3.3(b), 3.3(c), 3.3(d), 3.3(e), 8.3(h), 8.3(j), 11.2, 11.3, and 14.2(e) and ARTICLE 15, this Agreement shall forthwith terminate and become void, and (y) as is expressly provided in this Section 11.2, the Parties shall have no further liability or obligation hereunder and each Party waives all remedies available at law or in equity on account of the termination of this Agreement.

(a)                                 If Seller has the right to terminate this Agreement pursuant to (1) Section 11.1(c) due to a willful breach of this Agreement by Buyer or (2) Section 11.1(e), then, in each case, Seller shall be entitled to (A) terminate this Agreement and retain the Performance Deposit, free and clear of any Claims thereon by Buyer or its Affiliates, as liquidated damages, or (B) seek enforcement of specific performance of this Agreement, in either case, as Seller’s sole remedy hereunder.  Buyer and Seller each agrees to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

(b)                                 If Buyer has the right to terminate this Agreement pursuant to Section 11.1(b) due to a willful breach of this Agreement by Seller or Section 11.1(d), then, in each case, Buyer shall be entitled to (A) terminate this Agreement and require Seller to return the Performance Deposit, together with interest accrued thereon from the Execution Date up to the date of the return of the Performance Deposit at the Deposit Interest Rate, free and clear of any Claims thereon by Seller or its Affiliates, as liquidated damages, and (B) seek enforcement of specific performance of this Agreement, in either case, as Buyer’s sole remedy hereunder it being understood and agreed that if specific performance is sought by Buyer and subsequently granted that the Performance Deposit will be redelivered to Seller at Closing.  Buyer and Seller each agrees to waive any requirement for the posting of a bond in connection with any such equitable relief in favor of the other Party.

(c)                                  If this Agreement is terminated for any reason other than as set forth in Section 11.2(a), then Seller shall return the Performance Deposit to Buyer, together with interest accrued thereon from the Execution Date up to the date of the return of the Performance Deposit at the Deposit Interest Rate, free and clear of any claims thereon by Seller or its Affiliates, and Seller and Buyer shall have no further liability hereunder, except as set forth in Section 11.2(b).

11.3                      Return of Documentation and Confidentiality.  Upon termination of this Agreement, Buyer shall return to Seller or destroy all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information whatsoever furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with the Due Diligence Review or the transactions contemplated hereby.  An officer of Buyer shall certify same to Seller in writing.

ARTICLE 12
CLOSING

12.1                      Date of Closing.  Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur on (a) May 31, 2013; provided that (i) Seller shall the right, exercisable in its sole discretion by written notice to Buyer (for the avoidance of doubt, such right may be exercised twice, but only twice), to extend the May 31, 2013 date (as such date may have been previously extended pursuant to Seller’s election under this Section 12.1) by, in each case, up to 30 days, and (ii) if the conditions set forth in Section 10.1, Section 10.2, and Section 10.3 (other than any such conditions that by their nature cannot be satisfied until the Closing Date) have not been satisfied or waived in writing as of such date (as such date may have been extended), then on the fifth Business Day after satisfaction (or waiver) of such conditions, or (b) such other date as Buyer and Seller may agree upon in writing.  The date Closing occurs shall be the “Closing Date”.

12.2                      Place of Closing.  The Closing shall be held at the offices of Seller at 10:00 a.m. Houston, Texas time or at such other time and place as Buyer and Seller may agree in writing.

12.3                      Closing Obligations.  At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)                                 Seller and Buyer shall each execute, acknowledge and deliver counterparts of the Assignment, Bill of Sale and Conveyance of the Assets, other than the Dilley Office Lease and the Specified Contracts, effective as of the Effective Time, substantially in the form of Exhibit F (the “Assignment”), for recordation in each jurisdiction in which the Assets are located,

(b)                                 Seller and Buyer shall each execute, acknowledge and deliver counterparts of an Assignment and Assumption of the Dilley Office Lease, effective as of the Effective Time, substantially in the form of Exhibit G;

(c)                                  Seller and Buyer shall each execute and deliver counterparts of an Assignment and Assumption Agreement with respect to the Specified Contracts, effective as of the Effective Time, substantially in the form of Exhibit H;

(d)                                 Seller and Buyer shall execute, acknowledge and deliver counterparts of such other assignments, bills of sale, certificates of title, or deeds necessary to transfer the Assets to Buyer, including any federal and state forms of assignment, as applicable;

(e)                                  Seller and Buyer shall each execute and deliver an acknowledgment of the Preliminary Settlement Statement;

(f)                                   Buyer shall cause the Closing Amount to be paid to Seller by wire transfer of immediately available funds to an account designated by Seller in the Preliminary Settlement Statement;

(g)                                  Seller shall execute, acknowledge and deliver transfer orders or letters in lieu thereof (on a form reasonably acceptable to Buyer), notifying all purchasers of production of the change in ownership of the Assets and directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets;

(h)                                 Seller shall execute and deliver to Buyer (and to the other Working Interest owners of the Assets which Seller or any Affiliate of Seller or any contractor of any such Person operates, if any) all documents necessary for Seller to resign as operator of all the Assets and for Buyer or an Affiliate thereof to succeed Seller as operator of all the Assets, including Railroad Commission of Texas Form P-4s executed by Seller;

(i)                                     Seller shall execute and deliver to Buyer an affidavit of non-foreign status under Section 1445 of the Code in the form of Exhibit I;

(j)                                    Seller and Buyer shall each execute and deliver counterparts of the Transition Services Agreement;

(k)                                 Seller shall deliver IRS Form W-9 to Buyer;

(l)                                     Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 13
POST-CLOSING OBLIGATIONS

13.1                      Post-Closing Adjustments.

(a)                                 Final Settlement Statement.  As soon as practicable after the Closing, but in no event earlier than 90 days or later than 180 days after Closing except as may be otherwise expressly provided herein (the “Final Settlement Statement Due Date”), Seller will cause to be prepared and delivered to Buyer, in accordance with GAAP and customary industry accounting practices, a settlement statement setting forth each adjustment to the Purchase Price in accordance with Section 2.4 and showing the calculation of such adjustments and the resulting final purchase price (the “Final Purchase Price” and such statement, the “Final Settlement Statement”).  Within 30 days after its receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement.  Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by such date shall be deemed to be an acceptance by Buyer of the Final Settlement Statement delivered by Seller.  The Parties shall endeavor to agree in writing with respect to the changes proposed by Buyer, if any, by no later than 60 days after Buyer’s receipt of Seller’s proposed Final Settlement Statement.  Should the Parties fail to agree on the Final Settlement Statement and Final Purchase Price by such date, either Party may invoke the Dispute resolution procedures provided for in Section 13.1(b).  The date upon which such agreement is reached or upon which the Final Purchase Price is determined pursuant to Section 13.1(b) shall be herein called the “Final Settlement Date.”  If such agreed or determined Final Purchase Price is more than the Preliminary Purchase Price, Buyer shall pay to Seller the amount of such difference by wire transfer in immediately available funds no later than five Business Days after the Final Settlement Date.  If such agreed or determined Final Purchase Price is less than the Preliminary Purchase Price, Seller shall pay the amount of such difference to Buyer by wire transfer in immediately available funds no later than five Business Days after the Final Settlement Date.

(b)                                 Dispute Resolution.  Within ten days after either Party invokes the Dispute resolution procedures of this Section 13.1(b) pursuant to Section 13.1(a), the Parties shall mutually appoint (and either Party may on its own appoint such expert if the other Party refuses to act in good faith to jointly appoint such expert during such ten day period) an independent expert having the qualifications specified below (the “Accounting Expert”).  If the Parties are unable to mutually agree upon the Accounting Expert within such ten day period, then the Parties shall, within ten days after the expiration of such foregoing ten day period, request that the AAA, acting through its offices in Houston, Texas, appoint the Accounting Expert.  The Accounting Expert shall be a certified public accountant having a minimum of ten years’ experience with regard to the types of matters involved in the Dispute, shall be without any conflicts of interest as to the Parties, and shall not have been employed by or undertaken more than $50,000 of work, in the aggregate, for either Party or its Affiliates within the five year period preceding the submission of the Dispute.  For the avoidance of doubt, the Accounting Expert will function as an expert in accordance with the foregoing procedure, not as an arbitrator.  Within 15 days following the appointment of the Accounting Expert, Seller and/or Buyer shall provide the Accounting Expert with a copy of this Agreement, and each Party shall provide, both to the Accounting Expert and to each other, a summary of its position with regard to each such outstanding matter involving the Final Settlement Statement in a written document of five pages or less per outstanding Disputed matter.  The Parties shall instruct the Accounting Expert that, within 30 days after receiving the last of the Parties’ respective submissions or the expiration of such 15 day period if either Party fails to make a submission, the Accounting Expert shall render a decision, choosing only either Buyer’s position or Seller’s position with respect to each Disputed matter.  Any decision rendered by the Accounting Expert pursuant hereto shall be final, conclusive and binding on Seller and Buyer, and will be enforceable against each Party in any court having jurisdiction hereof or jurisdiction of either or both Parties, but is not reviewable by, or appealable to, any court except in the event of fraud.  The Parties shall each bear one-half of the costs of the Accounting Expert and of any associated Dispute resolution proceedings.  The Final Settlement Statement shall be re-issued by Seller if and as necessary to conform to the Accounting Expert’s decision.

13.2                      Records.  Seller shall, at its office located in Houston, Texas, make (a) the Records, as the same existed as of the Effective Time, available for pick up by Buyer upon the Closing Date, and (b) those Records that would need to be updated, supplemented or modified between the Effective Time and Closing, available for pick up by Buyer within 45 days of the Closing Date.  Seller may retain copies of the Records, and Seller shall, at its sole cost, expense and risk, have the right to review and copy the original Records during standard business hours and upon reasonable notice to Buyer for a period of six years after the Closing Date.  Buyer agrees that the Records will be maintained in compliance with all applicable Laws governing document retention.

13.3                      Further Assurances.  From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested by the other Party, at such requesting Party’s cost, and as are commercially reasonable to be performed in order to accomplish more effectively the purposes of the transactions contemplated by this Agreement, including those post-Closing actions contemplated by Section 4.4(a) and Section 4.4(b).  Promptly after Closing, Buyer shall:  (a) record the Assignments of the Assets and all state and federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state and federal Governmental Entities, and Buyer shall provide to Seller copies of such recorded documents; (b) actively pursue the approval of all Customary Post-Closing Consents from the applicable Governmental Entities; and (c) actively pursue all other consents and approvals that may be required in connection with the assignment of the Assets to Buyer and the assumption of the rights, interests, obligations and liabilities assumed by Buyer hereunder that have not been obtained prior to Closing, provided that Seller shall reasonably cooperate with Buyer in obtaining such other consents and approvals, at Buyer’s cost.

13.4                      Transition Services  Seller shall, pursuant to the Transition Services Agreement, provide certain services to Buyer with respect to the Assets from and after the Closing Date until all of such services are terminated according to the terms of the Transition Services Agreement (such period of time, the “Transition Period”).

ARTICLE 14
ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION; DISCLAIMERS

14.1                      Buyer’s Assumption of Liabilities and Obligations.  Upon Closing, but (i) subject to and without limiting Buyer’s rights to indemnification pursuant to Section 14.2(a), and (ii) without limiting the amounts or benefits to Buyer with respect to the downward adjustments to the Purchase Price contemplated by Section 2.4(d) to which Buyer is entitled, Buyer shall assume and pay, perform, fulfill and discharge all Claims, costs, expenses, and other obligations and liabilities whatsoever accruing or relating to (a) the ownership and operation of the Assets, including owning, developing, exploring, operating and maintaining the Assets and the production, transportation and marketing of Hydrocarbons from the Assets, the payment of Property Expenses and the make-up and balancing obligations for overproduction of Hydrocarbons from the Wells; (b) all Plugging and Abandonment Obligations and Environmental Liabilities involving the Assets (except as provided in any indemnity agreement entered into by the Parties pursuant to Section 5.3(e)(2)); and (c) all liabilities for royalty and all overriding royalty payments with respect to the Assets, in each case with respect to clauses (a), (b) and (c) above, whether such Claims, costs, expenses or other obligations and liabilities relate to, arise from or are attributable to the period of time prior to, on or after the Effective Time (all of the foregoing, collectively, the “Assumed Liabilities”).

14.2                      Indemnification.  For purposes hereof, “Losses” shall mean any and all costs (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the costs of investigation), expenses (including interest), charges, judgments, awards, settlements, damages, penalties, fines, prosecutions, duties, obligations and other liabilities of any type, including those incurred pursuant to or otherwise involving any Claim, and including those pertaining to or in any way derivative from any personal injury, illness or death, damage, loss or destruction of real or personal property or of any natural resources, any pollution of other harm to or destruction of the Environment or infringement upon or other impairment of any intellectual property rights.

(a)                                 Seller’s Indemnification of Buyer.  Effective as of Closing, Seller hereby defends, indemnifies, and saves and holds harmless Buyer, Buyer’s Affiliates and Buyer’s and Buyer’s Affiliates’ respective officers, directors, members, managers, employees, representatives and agents (the “Buyer Indemnified Parties”) from and against all Losses, to the extent attributable to or arising out of: (1) any breach by Seller of any of Seller’s representations and warranties contained in Article 6 (or the corresponding affirmations of such representations and warranties made by Seller in the certificate delivered pursuant to Section 10.3(c)); (2) other than with respect to Seller’s covenants contained in this Section 14.2(a), any breach by Seller of its covenants and agreements hereunder; (3) Seller Taxes; (4) any Claims for bodily injury, illness or death to the extent attributable to, arising out of, incident to or in connection with the operation of the Assets by Seller prior to the Closing Date; (5) the matters described on Schedule 6.9, Schedule 6.14 and Schedule 6.15; (6) the arrangement by Seller during the period of time prior to the Closing Date (i) for disposal of, or (ii) transportation of, any Hazardous Materials at or to, respectively, any real property that is not included in the Assets or at any real properties pooled or unitized with any Asset, where such Hazardous Materials arose out of or in connection with or were otherwise resulting from the operation of the Assets by Seller prior to the Closing Date; (7) ERISA Liabilities; (8) any Claim by ZaZa Energy Corporation or ZaZa Energy, LLC under that certain Texas Division of Assets Agreement dated as of July 25, 2012 by and among Seller, ZaZa Energy Corporation, and ZaZa Energy, LLC, except to the extent that any such Claim (A) is related to any Environmental Liabilities or Plugging and Abandonment Obligations, or (B) arises from, in connection with or relates to, or the Losses with respect to such Claim result from, Buyer’s ownership or operation of the Assets from and after Closing; (9) obligations of Seller with respect to the period prior to the Closing Date and payable to any Affiliate of Seller with respect to the Assets, other than for goods or services furnished in the ordinary course of business; (10) Seller’s gross negligence in connection with its operation prior to the Closing Date of any of the Assets; (11) Seller’s willful misconduct in connection with its operation prior to the Closing Date of any of the Assets; or (12) the ownership, use or operation of those Properties not transferred at Closing pursuant to with Section 3.3(a), Section 4.2(j)(2), Section 4.4(a), Section 4.4(b), Section 5.3(e)(3), Section 8.3(b)(1) or the terms and provisions of Schedule 1.1(e); EVEN IF SUCH LOSSES, OTHER THAN ANY LOSSES COVERED BY BUYER’S INDEMNITY OBLIGATIONS PURSUANT TO SECTION 3.3(C), ARE ATTRIBUTABLE TO OR ARISE OUT OF, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE BUYER INDEMNIFIED PARTIES.

(b)                                 Buyer’s Indemnification of Seller.  Effective as of Closing, Buyer hereby releases, defends, indemnifies, and saves and holds harmless Seller, Seller’s Affiliates and Seller’s and Seller’s Affiliates’ respective officers, directors, members, managers, employees, representatives and agents (the “Seller Indemnified Parties”) from and against all Losses to the extent attributable to or arising out of: (1) the Assumed Liabilities; (2) any breach by Buyer of any of Buyer’s representations or warranties in Article 7 (or the corresponding affirmations of such representations and warranties made by Buyer in the certificate delivered pursuant to Section 10.2(c)); (3) other than with respect to Buyer’s covenants contained in this Section 14.2(b), any breach by Buyer of its covenants and agreements hereunder; or (4) Buyer Taxes, EVEN IF SUCH LOSSES ARE ATTRIBUTABLE TO OR ARISE OUT OF, SOLELY OR IN PART, THE SOLE, ACTIVE, GROSS, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY OF THE SELLER INDEMNIFIED PARTIES.

(c)                                  Limitations on Indemnity.

(1)                                 Notwithstanding anything to the contrary set forth herein, Seller shall have no liability for defense and indemnification hereunder or for any Loss pursuant to Section 14.2(a) unless (A) the amount of an applicable indemnifiable Loss exceeds $100,000 (the “Per Item Threshold”) and (B) the total value of all such Losses in excess of the Per Item Threshold, in the aggregate, exceeds 2.5% of the unadjusted Purchase Price (the “Deductible”), after which point the Buyer Indemnified Parties shall be entitled to defense and indemnification pursuant to Section 14.2(a) only to the incremental extent of the value of any such Losses in excess of the Deductible (including for the avoidance of doubt, any amount below the Per Item Threshold if such Loss exceeds the Per Item Threshold).

(2)                                 The maximum liability of Seller for all of its obligations hereunder and under any Transaction Document, including for defense and indemnification pursuant to Section 14.2(a) with respect to Losses suffered by the Buyer Indemnified Parties (including Losses for which the Deductible applies), shall not exceed, in the aggregate, 20% of the unadjusted Purchase Price (the “Cap”).

(3)                                 Notwithstanding the foregoing or anything to the contrary in this Section 14.2(c), the Per Item Threshold, Deductible and Cap will not apply to the indemnification obligations of Seller (A) with respect to any breach by Seller of any of its Fundamental Representations or the representations of Seller set forth in Section 6.19 or Section 6.22, (B) under Section 14.2(a)(2), Section 14.2(a)(3), Section 14.2(a)(4), Section 14.2(a)(5), Section 14.2(a)(6), Section 14.2(a)(7), Section 14.2(a)(8), Section 14.2(a)(9), Section 14.2(a)(11) or Section 14.2(a)(12), or (C) with respect to any breach by Seller of its obligations under Section 13.1; provided, however, that in no event shall Seller’s aggregate liability under the aforementioned provisions of this Agreement, together with all other liabilities of Seller under this Agreement and under the Transaction Documents (including with respect to the special warranty contained in the Assignment), exceed 100% of the Purchase Price.

(d)                                 Sole Remedy.  Notwithstanding anything to the contrary contained in this Agreement, from and after Closing, Seller’s and Buyer’s sole and exclusive remedies against each other with respect to any and all Claims for breaches of the representations, warranties, covenants and agreements contained in this Agreement or under any other agreement, contract or instrument contemplated herein (including the affirmations of the representations and warranties contained in the certificates delivered by each Party at Closing pursuant to Section 10.2(c) and Section 10.3(c), as applicable) or otherwise in connection with the transactions contemplated hereby, are exclusively set forth in Section 3.3(c), Section 8.2(a), Section 8.3(g), Section 9.3, Section 9.5 and this Section 14.2, and if no such right of defense or indemnification or to be held harmless is expressly provided in Section 3.3(c), Section 8.2(a), Section 8.3(g), Section 9.3, Section 9.5 or this Section 14.2, then such Claims are hereby waived by the Parties to the fullest extent permitted by Law.  Except for the remedies contained in Section 3.3(c), Section 8.2(a), Section 8.3(g), Section 9.3, Section 9.5 and this Section 14.2, each Party (including as to its respective Indemnified Parties) releases, remises, and forever discharges the other Party (including as to its respective Indemnified Parties) from any and all suits, legal or administrative proceedings, Claims, demands, damages, Losses, costs, liabilities, interest, causes of action and other obligations whatsoever, in Law or in equity, known or unknown, which such Parties might now or subsequently may have, based on, relating to, or arising out of this Agreement or any other agreement, contract or instrument contemplated herein, Seller’s ownership, use, or operation of the Assets, or the condition, quality, status, or nature of the Assets, INCLUDING RIGHTS TO CONTRIBUTION OR COST RECOVERY UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED, BREACHES OF STATUTORY AND IMPLIED WARRANTIES, NUISANCE OR OTHER TORT ACTIONS, RIGHTS TO PUNITIVE DAMAGES, COMMON LAW RIGHTS OF CONTRIBUTION, ANY RIGHTS UNDER INSURANCE POLICIES ISSUED OR UNDERWRITTEN BY THE OTHER PARTY OR ANY OF ITS AFFILIATES (IN EACH CASE) EVEN IF CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER ACTIVE, PASSIVE,

SIMPLE, SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY RELEASED PERSON, INVITEE OR THIRD PERSON, OR BY A PREEXISTING CONDITION.

(e)                                  Waiver of Non-Compensatory Damages.  None of the Buyer Indemnified Parties or Seller Indemnified Parties shall be entitled to recover from Seller, Buyer, or their respective Affiliates or other Representatives, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising under or in connection with this Agreement, any other agreement, contract or instrument contemplated herein or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of Seller Indemnified Parties, waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement, any other agreement, contract or instrument contemplated herein or the transactions contemplated hereby.

(f)                                   Materiality Qualifiers.  For purposes of determining a Loss resulting from a breach of any of Seller’s representations and warranties for which Buyer would be entitled to indemnification under Section 14.2(a)(1), any dollar or materiality qualifications in Seller’s representations and warranties shall be disregarded.

14.3                      Claims Procedure.  The defense, indemnification and hold harmless obligations contained in Section 3.3(c), Section 8.2(a), Section 8.3(g), Section 9.5 and Section 14.2 shall be implemented as follows:

(a)                                 Claim Notice.  The Party seeking defense and indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which, to be effective, must be delivered prior to the end of the survival period applicable under Section 14.4 to the particular Loss that is the subject of such Claim Notice and must state, to the extent of the information reasonably available to the Indemnified Party:  (1) the amount of each payment or other obligation claimed by an Indemnified Party to be owing or other Loss for which the Indemnified Party is seeking defense, indemnification and to be held harmless, (2) the basis for such Claim, with supporting documentation if available, and (3) a list identifying, to the extent reasonably possible, each separate item of Loss for which payment or any other obligation is so Claimed.  Within 30 days of receipt of a Claim Notice, the Indemnifying Party may provide written notice to the Indemnified Party that it accepts, contests or rejects the Losses identified in such Claim Notice or its responsibility for same.  Any failure of the Indemnifying Party to provide such notice within such time period shall be deemed to be a rejection by such Indemnifying Party of such Losses and its responsibility for same.  If the Indemnifying Party objects to a Claim Notice on the basis that it lacks sufficient information, it shall promptly request from the Indemnified Party any specific additional information reasonably necessary for it to assess such indemnification Claim, and the Indemnified Party shall provide the additional information reasonably requested to the extent reasonably available to it.  Upon receipt of such additional information, the Indemnifying Party shall notify the Indemnified Party of any withdrawal or modification of the objection.  All disputed defense, indemnification and hold harmless Claims shall be resolved by Buyer and Seller in accordance with either (A) a mutual agreement between Buyer and Seller, which shall be memorialized in writing, or (B) final arbitration in accordance with Section 15.12, which may be invoked by either Party at any time when it reasonably believes that the Parties are unable to reach mutual agreement as to any defense, indemnification and hold harmless Claim arising under this Agreement.

(b)                                 Information.  Promptly after the Indemnified Party receives notice of a Claim or legal action by a Third Party that may result in a Loss for which defense, indemnification and the right to be held harmless may be sought under this ARTICLE 14 (a “Third Party Claim”), the Indemnified Party shall give written notice of such Third Party Claim to the Indemnifying Party.  If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other material information reasonably available to the Indemnified Party with respect to such Third Party Claim.  If the Indemnifying Party assumes and acknowledges its responsibility for such Third Party Claim, then at the election of the Indemnifying Party, made within 30 days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume sole management and control of such Third Party Claim (to the extent only that such Third Party Claim relates to a Loss for which the Indemnifying Party has agreed and acknowledges that it is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that no such settlement can result in any cost or other liability to the Indemnified Party without its consent.  If the Indemnifying Party elects to assume such control, (i) any and all expense incurred by the Indemnified Party thereafter for investigation, defense or other handling of the matter shall be borne by the Indemnified Party, except as to those reasonable expenses incurred in responding to any request or instruction by the Indemnifying Party and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall reasonably request as necessary for the proper defense of such Third Party Claim.  In the absence of such an election, the Indemnified Party will reasonably endeavor to defend, at the Indemnifying Party’s expense, any Third Party Claim to which such Indemnifying Party’s defense, indemnification and hold harmless obligation under this ARTICLE 14 applies until the Indemnifying Party assumes such defense, and, if the Indemnifying Party fails to assume such defense the Indemnified Party may settle or otherwise resolve the same in the Indemnified Party’s reasonable discretion at the Indemnifying Party’s expense and liability, subject to the Indemnifying Party’s consent, which shall not be unreasonably withheld, conditioned or delayed; provided, further, that if the Indemnifying Party fails to grant such consent, it shall immediately assume such defense, indemnification and hold harmless obligation from the Indemnified Party and reimburse the Indemnified Party for all expenses and other obligations and liabilities incurred by it prior to such point in time.  If any such Third Party Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize the defense of such Third Party Claim or either Party’s position with respect to such Third Party Claim.  If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof, subject to the Indemnifying Party’s sole management and control of the defense of any such Third Party Claim in its sole good faith judgment; provided, however, that, notwithstanding the foregoing, the Indemnifying Party shall pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel shall have advised the Indemnified Party in writing that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim).  In the event that the Indemnifying Party has any Dispute regarding whether it is obligated to defend, indemnify and hold harmless the Indemnified Party as to any Third Party Claim or other Claim or any Dispute as to the scope of any such defense, indemnity and hold harmless obligation as to a Third Party Claim or other Claim, such Dispute shall be resolved in accordance with Section 15.12, which Dispute resolution process may be invoked by either Party at any time when it reasonably believes that the Parties are unable to reach mutual agreement as to any defense, indemnification or hold harmless Claim arising under this Agreement.

14.4                      Survival of Warranties, Representations and Covenants.

(a)                                 Subject to Section 14.4(c), (1) the representations and warranties of the Parties in ARTICLE 6 and ARTICLE 7 (other than the Fundamental Representations and the representations and warranties contained in Section 6.15(a), Section 6.15(b), Section 6.15(c), Section 6.19, Section 6.22 and Section 6.26) and the affirmations of such representations and warranties contained in the certificates to be delivered at Closing pursuant to Section 10.2(c) and Section 10.3(c), as applicable, shall, in each case, survive the Closing for a period of twelve months, (2) the representations and warranties contained in Section 6.15(a), Section 6.15(b), Section 6.15(c) and Section 6.26 (and the affirmations of such representations and warranties contained in the certificate to be delivered at Closing pursuant to Section 10.2(c) and Section 10.3(c), as applicable) will expire at Closing, (3) the representations and warranties contained in Section 6.19 and Section 6.22 (and the affirmations of such representations and warranties contained in the certificate to be delivered at Closing pursuant to Section 10.2(c) and Section 10.3(c), as applicable) shall, in each case, survive the Closing for a period of nine months, (4) the Fundamental Representations (and the affirmations of such representations and warranties contained in the certificate to be delivered at Closing pursuant to Section 10.2(c) and Section 10.3(c), as applicable) shall survive the Closing until 30 days after the expiration of the statute of limitations applicable thereto, and if there is no applicable statute of limitations, such Fundamental Representations and affirmations shall survive the Closing indefinitely, (5) the covenants of Seller contained in Section 8.1 shall survive the Closing for a period of twelve months, and (6) the remaining covenants and agreements of the Parties contained herein (other than those contained in Section 14.1 and Section 14.2, which shall survive as specified in Section 14.4(c)), shall survive the Closing for a period of 24 months.  It is the intent of the Parties to shorten the application of the statute of limitations as set forth in this Section 14.4(a).

(b)                                 Representations, warranties, covenants and agreements (and any certificate related thereto) shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide Claim asserted through a Claim Notice delivered pursuant to Section 14.3 with respect to such a representation, warranty, covenant or agreement prior to its expiration date.

(c)                                  The indemnities in (1) Section 14.2(a)(1), Section 14.2(a)(2), Section 14.2(b)(2) and Section 14.2(b)(3) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a Claim Notice has been delivered to the Indemnifying Party on or before such termination date, (2) Section 14.2(a)(10) shall survive the Closing for a period of 12 months, (3) Section 14.2(a)(4), Section 14.2(a)(6), Section 14.2(a)(8) and Section 14.2(a)(11) shall survive the Closing for a period of 24 months, (4) Section 14.2(a)(3), Section 14.2(a)(7) and Section 14.2(b)(4) shall survive the Closing until 30 days after the expiration of the statute of limitations applicable thereto and if there is no applicable statute of limitations, such indemnities shall survive the Closing indefinitely, and (5) Section 14.2(a)(5), Section 14.2(a)(9), Section 4.2(a)(12) and Section 14.2(b)(1) shall survive the Closing without time limit. Buyer’s agreement to assume the Assumed Liabilities set forth in Section 14.1 shall survive the Closing without time limit.

14.5                      Reservation as to Non-Parties.  Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any Third Party for any obligations or liabilities that may be incurred with respect to the Assets.

14.6                      Tax Treatment of Indemnity Payments.  Any payment pursuant to this ARTICLE 14 shall be treated for Tax purposes as an adjustment to the Purchase Price, except to the extent otherwise required by applicable Law.

ARTICLE 15
MISCELLANEOUS

15.1                      Schedules and Exhibits.  The Schedules and Exhibits hereto constitute a part of this Agreement. The disclosure of any matter or item in the Schedules shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would or would reasonably be expected to result in a Material Adverse Effect.

15.2                      Expenses.  Except as may be otherwise specifically provided herein, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, costs and expenses.  Notwithstanding any other provision of this Agreement, Seller shall pay all Seller Transaction Costs and Buyer shall pay all Buyer Transaction Costs.

15.3                      Notices.  All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder shall be deemed to have been duly made and the receiving Party charged with notice as follows: (a) if personally delivered, when received; (b) if sent by facsimile, with electronic confirmation of delivery, if sent during normal business hours on a Business Day, and if not sent during normal business hours on a Business Day, on the next subsequent Business Day; (c) if mailed certified mail, return receipt requested, on the day such notice is received, and if such day is not a Business Day, on the next subsequent Business Day, or (d) if sent by overnight courier, the next Business Day after placement into the custody of the overnight courier.  All notices shall be addressed as follows:

If to Buyer:	If to Seller:
Sanchez Oil and Gas 1111 Bagby Street, Suite 1800 Houston, TX 77002 Attn: Joseph DeDominic Chief Operating Officer Phone: (713) 783-8000 Fax: (713) 783-5323	Hess Corporation Hess Tower 1501 McKinney Street Houston, TX 77010 Attn: Louis Jones, Vice President, Global New Business Development Phone: (713) 496-5940 Fax: (713) 496-8052
With a copy to: (which shall not constitute notice hereunder)	With a copy to: (which shall not constitute notice hereunder)

Sanchez Oil and Gas

1111 Bagby Street, Suite 1800

Houston, TX 77002

Attn: Bob Ramsey

Vice President — Land

Phone: (713) 783-8000

Fax: (713) 783-5323

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana, 44th Floor

Houston, TX 77002

Attn: David Elder

Phone: (713) 220-5881

Fax: (713) 236-0822

Hess Corporation 1185 Avenue of the Americas New York, New York 10036 Attn: Timothy B. Goodell Senior Vice President & General Counsel Phone: (212) 536-8004 Fax: (212) 536-8241

Either Party may, by three Business Days’ prior written notice so delivered to the other Party, change the address or individual to which delivery shall thereafter be made.

15.4                      Amendments.  This Agreement may not be amended except by an instrument expressly modifying this Agreement signed by each of the Parties.  Except for waivers specifically provided for in this Agreement, no waiver by either Party of any breach of any provision of this Agreement shall be binding unless made expressly in writing.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision hereof (regardless of whether similar), and no such waiver shall constitute a continuing waiver unless expressly so provided.  Delay in the exercise, or non-exercise, of any such right is not a waiver of that right.

15.5                      Assignment.  Except as otherwise provided in Section 9.5 and as set forth in the succeeding sentence, neither Party shall assign all or any portion of its respective rights or delegate all or any portion of its respective duties and obligations hereunder without the prior written consent of the other Party which consent may be withheld for any reason or no reason.  Any such attempted assignment which does not comply with the foregoing provisions shall be deemed null and void.  Notwithstanding the foregoing (a) Buyer may assign all of its rights and delegate all of its duties and obligations hereunder to any direct or indirect wholly-owned subsidiary of Buyer, (b) no assignment or delegation hereunder by Sanchez Energy Corporation, as Buyer, shall relieve Sanchez Energy Corporation (or any of its successors) of any of Buyer’s liabilities and obligations hereunder, and (c) prior to making any such permitted assignment to a direct or indirect wholly-owned subsidiary, Buyer must obtain Seller’s consent to the form of assignment used for such assignment, such consent not to be unreasonably withheld.  In the event of an assignment hereunder pursuant to subsection (a) above, the assignee shall be entitled to and undertake the same rights and obligations herein of Buyer as if such assignee were a party hereto and the Parties agree that in the event of such assignment Buyer or its assignee may deliver the required closing deliverables with such modifications as to which the Parties reasonably agree.

15.6                      DISCLAIMERS.

(a)                                 EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.3(c) AND THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, SELLER MAKES NO, AND DISCLAIMS ALL, WARRANTIES OR REPRESENTATIONS OF ANY KIND AS TO ANY INFORMATION OBTAINED BY BUYER OR ITS REPRESENTATIVES PURSUANT TO ARTICLE 3, INCLUDING THE RECORDS AND ANY INFORMATION CONTAINED THEREIN.  BUYER AGREES THAT ANY CONCLUSIONS DRAWN FROM, OR ANY ACTIONS (OR INACTIONS) OF BUYER FOLLOWING, ITS DUE DILIGENCE REVIEW SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT AND SHALL BE AT BUYER’S SOLE RISK AND LIABILITY.

(b)                                 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.3(c) AND THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, NEITHER SELLER NOR ANY OTHER PERSON MAKES (AND BUYER IS NOT RELYING UPON) ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE ASSETS (INCLUDING THE VALUE, CONDITION OR USE OF ANY ASSET) OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) OR OTHER UNDERTAKINGS NOT CONTAINED IN THIS AGREEMENT, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, CONSULTANTS OR OTHER REPRESENTATIVES.

(c)                                  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.3(c) AND THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, SELLER DISCLAIMS ALL LIABILITY AND

RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT OR INFORMATION MADE, COMMUNICATED OR FURNISHED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES OR ANY OF ITS REPRESENTATIVES, INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO BUYER BY ANY REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES.

(d)                                 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.3(c) AND THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AS TO (1) SELLER’S TITLE TO ANY OF THE ASSETS, (2) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING OR OTHER CONSULTANT, ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, OR ANY OTHER TECHNICAL, FINANCIAL, COMMERCIAL OR OTHER ANALYSIS OR EVALUATION RELATING TO THE ASSETS, (3) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (4) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR PAST, PRESENT OR FUTURE REVENUES OR PROFITS GENERATED BY THE ASSETS, (5) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, OR WHETHER PRODUCTION FROM THE ASSETS HAS BEEN CONTINUOUS OR IN PAYING QUANTITIES, (6) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, OR (7) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN OR THAT MAY BE MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO.

(e)                                  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 6, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY SELLER AT CLOSING PURSUANT TO SECTION 10.3(c) AND THE SPECIAL WARRANTY SET FORTH IN THE ASSIGNMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(f)                                   EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 7, THE AFFIRMATIONS OF SUCH REPRESENTATIONS AND WARRANTIES CONTAINED IN THE CERTIFICATE TO BE DELIVERED BY BUYER AT CLOSING PURSUANT TO SECTION 10.2(c), NEITHER BUYER NOR ANY AFFILIATE OF BUYER MAKES (AND SELLER IS NOT RELYING UPON) ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND BUYER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) OR OTHER UNDERTAKINGS NOT CONTAINED IN THIS AGREEMENT, WHETHER MADE BY BUYER, ANY AFFILIATE OF BUYER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS, CONSULTANTS OR OTHER REPRESENTATIVES.

15.7                      Counterparts Signatures.  This Agreement may be executed and delivered in one or more counterparts, each of which when executed and delivered shall be an original, and all of which when executed shall constitute one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile or by electronic transmission in .pdf format shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or electronic image scan transmission in .pdf format shall be deemed to be their original signatures for all purposes.  Any Party that delivers an executed counterpart signature page by facsimile or by electronic scan transmission in .pdf format shall promptly thereafter deliver a manually executed counterpart signature page to the other Party; provided, however, that the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

15.8                      Governing Law.  THIS AGREEMENT, ALL ISSUES ARISING HEREUNDER, ALL TRANSACTIONS CONTEMPLATED HEREBY AND ANY ARBITRATION OR EXPERT DISPUTE RESOLUTION PROCEDURE CONDUCTED PURSUANT HERETO SHALL BE CONSTRUED EXCLUSIVELY IN ACCORDANCE WITH, AND EXCLUSIVELY GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY CONFLICTS OF LAWS OR CHOICE OF LAW PRINCIPLES OR RULES WHICH MAY REFER ANY MATTER TO ANOTHER JURISDICTION FOR RESOLUTION.

15.9                      Entire Agreement.  This Agreement, the Exhibits, the Schedules, the Confidentiality Agreement and the documents delivered at Closing by or on behalf of each Party and its Affiliates (collectively, the “Transaction Documents”) constitutes the entire agreement and understanding between the Parties and their respective members, shareholders, officers, directors and employees with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings relating to such subject matter.

15.10               Binding Effect.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

15.11               No Third-Party Beneficiaries.  This Agreement is intended to benefit only the Parties and their respective Indemnified Parties and their respective successors and permitted assigns; provided that only the Parties will have the right (but not the obligation) to enforce the provisions of this Agreement on its own behalf or on behalf of any of its respective Indemnified Parties.

15.12               Dispute Resolution.  Except as otherwise provided in Section 2.3(b), Section 4.3, Section 5.3(f) and Section 13.1(b), any Dispute shall be determined by arbitration administered by the AAA in accordance with its Commercial Arbitration Rules (the “Rules”) and the provisions of this Section 15.12.

(a)                                 The arbitration shall be conducted by three arbitrators.  The place of arbitration shall be Houston, Texas.  Within 30 days of either Party providing notice to the other Party of a Dispute, each Party to such Dispute shall appoint one arbitrator, and the two arbitrators so appointed shall select the third and presiding arbitrator within 30 days following appointment of the second Party-appointed arbitrator.  If either Party fails to appoint an arbitrator within the permitted time period, then the missing arbitrator shall be selected by the AAA as appointing authority in accordance with the AAA Rules.  Any arbitrator nominated or appointed by the AAA shall be a member of the Large, Complex Commercial Case Panel of the AAA.  In addition to the rules of the AAA and applicable Law on arbitrator neutrality, no arbitrator shall have been an employee or consultant to either Party or any of its Affiliates within the five year period preceding the arbitration, or have any financial interest in the Dispute.

(b)                                 All awards of the arbitral tribunal shall be final and binding, subject only to grounds and procedures for vacating, modifying or correcting such under the Federal Arbitration Act (9 U.S.C. § 1 et seq.).  Judgment on the award may be entered and enforced by any court of competent jurisdiction hereunder.

(c)                                  Notwithstanding the agreement to arbitrate Disputes in this Section 15.12 (except as provided in Section 2.3(b), Section 4.3, Section 5.3(f) or Section 13.1(b)), either Party may apply to a court for interim measures pending appointment of the arbitration tribunal, including injunction, attachment and conservation orders.  The Parties agree that seeking and obtaining such court-ordered interim measures shall not waive a Party’s right to arbitration.  Additionally, the arbitrators (or in an emergency the chairperson acting alone in the event one or more of the other arbitrators is unable to be involved in a timely fashion) may grant interim measures including injunctions, attachments and conservation orders in appropriate circumstances, which measures may be immediately enforced by court order.  Hearings on requests for interim measures may be held in person, by telephone or video conference or by other means that permit the Parties to present evidence and arguments.  The arbitrators (or chairperson, as the case may be) may require either Party to provide appropriate security in connection with such measures.

(d)                                 The arbitral tribunal is authorized to award costs, attorneys’ fees and expert witness fees and to allocate such costs and fees between the Parties.  The award may include interest from the date of any default, breach or other accrual of a claim until the arbitral award is paid in full.  The arbitrators may not award indirect, consequential, special, punitive or exemplary damages except to the extent allowed under the terms of Section 14.2(e).  Unless otherwise directed by the arbitral tribunal, each Party shall pay its own expenses in connection with the arbitration.  The cost of the arbitrators shall be split evenly between the Parties.

(e)                                  All negotiations, mediation, arbitration and expert determinations relating to a Dispute (including a settlement resulting from negotiation or mediation, an arbitral award, documents exchanged or produced during a mediation or arbitration proceeding, and memorials, briefs or other documents prepared for the arbitration) are confidential and may not be disclosed by the Parties, their respective Affiliates or any of their respective employees, officers, directors, counsel, consultants and expert witnesses, except to the extent necessary to enforce any settlement agreement, arbitration award or expert determination, to enforce other rights of a Party, as required by Law or any applicable stock exchange rule or regulation or for a bona fide business purpose, such as disclosure to accountants, shareholders or Third Party purchasers; provided, however, that breach of this Section 15.12(e) shall not void any settlement, expert determination or award.

(f)                                   Any papers, notices or process necessary or proper for an arbitration hereunder, or any court action in connection with an arbitration or an award, may be served on a Party in the manner set forth in Section 15.3.

15.13               Publicity.  Neither Buyer nor Seller nor any of their respective Representatives shall issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement without the prior written consent of the other Party (which shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or by the applicable rules, regulations or orders of any Governmental Entity or stock exchange, in which case, each Party shall provide the other Party a draft of such release or other announcement prior to the issuance thereof, and give reasonable consideration to such comments as the other Party may have, prior to such release or other announcement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

SELLER:

HESS CORPORATION

By:	/s/ Louis D. Jones
Name:	Louis D. Jones
Title:	Vice President, Global New Business Development

BUYER:

SANCHEZ ENERGY CORPORATION

By:	/s/ Tony Sanchez, III
Name:	Tony Sanchez, III
Title:	President & CEO

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT